Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.,

The Several Lenders and Letter of Credit Issuers from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

BANK OF AMERICA, N.A.,

as Syndication Agent

Dated as of December 1, 2015

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Borrowing Base Qualified Assets
3.1A	Existing Letters of Credit
6.7B	Qualified Assets
6.13	Subsidiaries
6.21	Insurance
8.2D	Qualified Asset Quarterly Financial Information
9.2A	Borrower Guarantee Obligations
9.2B	Qualified Asset Guarantor Capital Lease Obligations
9.3	Liens
9.5	Restricted Payments
9.6	Transactions with Affiliates
9.10	Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Borrowing Base Certificate
C	Form of Perfection Certificate
D	Form of Assignment and Assumption
E	Form of Promissory Note (Term Loan)
F	Form of Promissory Note (Revolving Loan)
G	Form of Conversion/Continuation Notice
H	Form of Intercompany Note
I	Form of Letter of Credit Request
J	Form of U.S. Tax Compliance Certificates (J-1 through J-4)
K	Form of Affiliate Assignment Agreement

v

CREDIT AGREEMENT (this “Agreement”), dated as of December 1, 2015 among AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders and Letter of Credit Issuers (each, as defined in Section 1.1) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%. Notwithstanding the foregoing, solely in the case of Initial Term Loans, ABR shall at no time be less than 2.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Appraisal”: a written appraisal (a) prepared by a qualified professional independent MAI appraiser selected by the Administrative Agent and who is not an employee of any Group Member or any of their Affiliates, the Administrative Agent or any Lender, (b) reasonably acceptable to the Administrative Agent as to form, assumptions, substance and appraisal date and (c) prepared in compliance with FIRREA and all other applicable federal and state laws and regulations applicable to the Lenders, appraisals and/or valuations of Real Property.

“Acceptable Portfolio Appraisal”: an appraisal that meets the requirements of an Acceptable Appraisal that appraises all Eligible Owned Assets and Eligible Ground Leased Assets on a portfolio basis and that includes a premium for the value of such assets on a portfolio basis as compared to the sum of the individual values of such assets.

“Addition Conditions”: as defined in Section 8.17.

“Additional Revolving Credit Loan”: a Loan made under a Revolving Credit Commitment Increase.

“Additional Revolving Loan Lender”: as defined in Section 2.14(b).

“Additional Term Loans”: as defined in Section 2.14(a).

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders and the Letter of Credit Issuers under this Agreement and the other Loan Documents, together with any of its successors.

“Advance Percentage”: with respect to: (a) Eligible Owned Assets, 65%; (b) Eligible Ground Leased Assets, 65%; (c) Eligible Capital Leased Assets, 35%; (d) Eligible Operating Leased Assets, 35%; (e) the Eligible Managed Segment, 35%; and (f) the Eligible Transportation Business Segment, 35%.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Affiliate Assignment Agreement”: an Assignment and Assumption Agreement substantially in the form of Exhibit K, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.

“Agent Indemnitee”: as defined in Section 11.7.

“Agents”: the collective reference to the Administrative Agent and the Syndication Agent.

“Aggregate Borrowing Base Amount”: as of any date of determination, the sum of the Borrowing Base Amount for each Qualified Asset; provided that (i) the aggregate amount contributed to the Aggregate Borrowing Base Amount by Eligible Capital Leased Assets, Eligible Operating Leased Assets, the Eligible Managed Segment and the Eligible Transportation Business Segment, collectively, shall not exceed 10% of the Aggregate Borrowing Base Amount at any time, (ii) the aggregate amount contributed to the Aggregate Borrowing Base Amount by Eligible Capital Leased Assets, Eligible Ground Leased Assets, Eligible Operating Leased Assets, the Eligible Managed Segment and the Eligible Transportation Business Segment, collectively, shall not exceed 25% of the Aggregate Borrowing Base Amount at any time (and accordingly, Eligible Owned Assets must at all times equal or exceed 75% of the Aggregate Borrowing Base Amount), (iii) the aggregate amount contributed to the Aggregate Borrowing Base Amount by Eligible Ground Leased Assets shall not exceed 20% of the Aggregate Borrowing Base Amount at any time and (iv) any single Qualified Asset shall not constitute greater than 10% of the Aggregate Borrowing Base Amount at any time; provided that, to the extent such limitation is exceeded, only such portion of the value of such Qualified Asset or Qualified Assets shall be excluded from the calculation of the Aggregate Borrowing Base Amount to the extent necessary to comply with the foregoing limitations.

“Agreement”: as defined in the preamble hereto.

“ Alternative Incremental Facility Debt”: any Indebtedness incurred by the Borrower in the form of one or more series of term loans established under a separate facility and pursuant to separate documentation than that of the Term Loans; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a junior basis with the Loan Document Obligations, shall not be secured by any property or assets other than the Collateral, and shall expressly rank junior in right of payment to the Loan Document Obligations, in each case pursuant to a Customary Intercreditor Agreement, (ii) such Indebtedness does not (x) provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date of the Initial Term Loans at the time such Indebtedness is incurred other than (subject in any event to the prior repayment or prepayment of the Obligations hereunder (other than Secured Cash Management Obligations, Secured Swap Obligations or contingent indemnification obligations and other contingent obligations)) customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event and customary acceleration rights upon an event of default, or (y) have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Initial Term Loans at the time such Indebtedness is incurred, (iii) subject to clause (ii) above, mandatory prepayments of any such Indebtedness shall not be required except to the extent that prepayments are not required to be made in respect of the Term Loans hereunder (and then only to the extent such prepayment is permitted under this Agreement), and (iv) such Indebtedness is not guaranteed by any Subsidiaries of the Borrower other than the Guarantors.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company, the Borrower or its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including: 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Patriot Act, and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

“Applicable Margin”: for any day,

(a) with respect to the Initial Term Loan, (x) in the case of Eurodollar Loans, 5.50% per annum, and (y) in the case of ABR Loans, 4.50% per annum, and

(b) with respect to Revolving Credit Loans, the rate per annum set forth under the relevant column heading in the pricing grid below based upon the Borrower’s Level at such time.

Level	S&P Rating/Moody’s Rating	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
I	B1/B+ or higher	3.00%	2.00%
II	B2/B	3.25%	2.25%
III	B3/B- or lower or no rating	3.50%	2.50%

For the purposes of the foregoing pricing grid, changes in the Applicable Margin resulting from changes in the Level shall become effective on the date of the change in the related S&P Rating or Moody’s Rating. If there is a split-rating and the ratings differential is one level, the higher rating will apply. If there is a split-rating and the ratings differential is two levels or more, the rating next below the higher of the split- ratings will apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the applicable Level shall be Level III. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of assigning corporate credit ratings generally (any such rating agency, an “ Affected Rating Agency”), the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from the Affected Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to (x) the rating of the rating agency that is not an Affected Rating Agency or (y) if there is no rating agency that is not an Affected Rating Agency, the rating of the Affected Rating Agency most recently in effect prior to such change or cessation.

Notwithstanding the foregoing, (i) the Applicable Margin in respect of any Class of Extended Revolving Credit Loans or any Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (ii) the Applicable Margin in respect of any Class of Loans in respect of New Revolving Credit Commitments or any Class of New Term Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement and (iii) in the case of each of (x) the Initial Term Loans and (y) the Initial Revolving Credit Commitment and the Revolving Credit Loans in respect thereof, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Applicable Qualified Asset”: each type of Qualified Asset other than Eligible Owned Assets and Eligible Ground Leases Assets.

“Applicable Qualified EBITDA”: with respect to any Applicable Qualified Asset, as of any date of determination, an amount equal to the portion of EBITDA attributable to such Applicable Qualified Asset for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been received pursuant to Section 8.1(a) or Section 8.1(b), as applicable.

“Appraised Value”: with respect to each Eligible Owned Asset and Eligible Ground Leased Asset, at any time, the “as is” market value for such Qualified Asset set forth in the most recent Acceptable Appraisal of such Qualified Asset delivered to the Administrative Agent; provided that, if such Qualified Asset was included in the most recent Acceptable Portfolio Appraisal, the Appraised Value of such Qualified Asset shall be the product of (x) the “as is” market value for such Qualified Asset set forth in the most recent Acceptable Portfolio Appraisal and (y) the Portfolio Premium.

“Approved Electronic Communications”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Lenders by means of electronic communications pursuant to Section 12.2(b).

“Approved Fund”: as defined in Section 12.6(b).

“Assignee”: as defined in Section 12.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D, or an Affiliate Assignment Agreement.

“Auction Manager”: the Administrative Agent, any Lead Arranger or any other financial institution or advisor engaged by the Borrower.

“Available Commitment”: an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Availability”: at any time, an amount equal to the Borrowing Base as of such time minus the sum of (x) the aggregate amount of Revolving Loans outstanding at such time, (y) the aggregate amount of Letters of Credit Outstanding at such time and (z) the aggregate amount of Term Loans outstanding at such time.

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Benefitted Lender”: as defined in Section 12.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: as of any date of determination, the Aggregate Borrowing Base Amount in effect as of such date.

“Borrowing Base Amount”: as of any date of determination, with respect to any Qualified Asset, (i) the Eligible Value of such Qualified Asset multiplied by (ii) the Advance Percentage applicable to such Qualified Asset.

“Borrowing Base Certificate”: a certificate substantially in the form of Exhibit B.

“Borrowing Base Coverage Ratio”: as of any date of determination, the ratio of (a) the Borrowing Base in effect as of such date to (b) the sum of Total Extensions of Credit as of such date.

“Borrowing Base Debt Service Coverage Ratio”: as of any date of determination, the ratio of (a) the EBITDA of all Qualified Assets as of such date to (b) the Interest Expense as of such date.

“Business”: as defined in Section 6.15(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, or (with respect to standby Letters of Credit) any other day on which inter-bank payments cannot be effected on the Federal Reserve Bank’s Fedwire System; provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Assets”: with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that in accordance with GAAP have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Lease”: as defined in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (such lease, a “Capital Lease”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization Rate”: 8.30%.

“Cash”: money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and a Letter of Credit Issuer shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances having maturities of 180 days or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper of an issuer maturing within 270 days from the date of acquisition and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s; and (d) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities described in clause (a) above; or (e) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank”: with respect to any Cash Management Agreement with the Borrower or any of its Subsidiaries, any provider of Cash Management Services thereunder that (a) is the Administrative Agent, a Lead Arranger or an Affiliate of the foregoing, (b) at the time it entered into such Cash Management Agreement, was the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of the foregoing, (c) with respect to any such Cash Management Agreement entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (d) with respect to any such Cash Management Agreement entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Cash Management Agreement is entered into.

“Cash Management Services”: the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services), commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payable services, or electronic funds transfer services and any other demand deposit or operating account relationship service provided to the Borrower or any of its Subsidiaries.

“Change in Law”: the occurrence, after the Closing Date (or, with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental

Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: the occurrence of any of the following events: (a) prior to a Qualifying IPO, the failure by the Permitted Holders to, directly or indirectly, be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of a majority or more of the outstanding equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company; (b) after a Qualifying IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the outstanding equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company and (ii) such “person” or “group” shall own a greater percentage of the outstanding equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company than the Permitted Holders and their respective Affiliates; (c) the Company shall cease to be the sole general partner of the Borrower, or any Persons other than the Company shall own, directly or indirectly, free of any Liens, encumbrances or adverse claims, Capital Stock of the Borrower that, if exchanged for Capital Stock of the Company, would result in a Change of Control under clause (a) or (b) above; (d) the Borrower shall fail to own, directly or indirectly, free of any Liens, encumbrances or adverse claims, 100% of the Capital Stock of each Guarantor (except as otherwise expressly permitted by this Agreement); or (e) occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Company by Persons who were neither (x) nominated by the board of trustees of the Company nor (y) appointed by directors so nominated.

“Charges”: as defined in Section 12.14.

“Class”: (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Additional Revolving Credit Loans, New Revolving Credit Loans, Initial Term Loans, New Term Loans, Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series), (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Credit Commitment, a Revolving Credit Commitment, a Commitment in respect of a Revolving Credit Commitment Increase, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Initial Term Loan Commitment or a New Term Loan Commitment and (iii) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date”: the date on which the conditions precedent set forth in Section 7.1 shall have been satisfied, which date is December 1, 2015.

“CMBS Financing”: any loans or notes incurred by or issued to certain Excluded Subsidiaries of the Borrower as borrowers under commercial mortgage-backed securities financing transactions from time to time.

“CMBS Loan Pool 1-A”: the loans issued to ART Mortgage Borrower PropCo 2006-1A L.P. and ART Mortgage Borrower OpCo 2006-1A L.P., as borrowers under that certain Loan Agreement, dated as of November 27, 2006. (as amended or otherwise modified from time to time).

“CMBS Loan Pool 1-B”: the loans issued to ART Mortgage Borrower PropCo 2006-1B L.P. and ART Mortgage Borrower OpCo 2006-1B L.P., as borrowers under that certain Loan Agreement, dated as of December 8, 2006. (as amended or otherwise modified from time to time).

“CMBS Loan Pool 1-C”: the loans issued to ART Mortgage Borrower PropCo 2006-1C L.P. and ART Mortgage Borrower OpCo 2006-1C L.P., as borrowers under that certain Loan Agreement, dated as of December 8, 2006. (as amended or otherwise modified from time to time).

“CMBS Loan Pool 2”: the loans issued to ART Mortgage Borrower Propco 2006-2 L.P. and ART Mortgage Borrower Opco 2006-2 L.P., as borrowers, under that certain Loan Agreement, dated as of December 8, 2006 (as amended or otherwise modified from time to time prior to the Closing Date).

“Code”: the Internal Revenue Code of 1986.

“Collateral”: as defined in the Guarantee and Collateral Agreement.

“Collateral Documents”: collectively, the Guarantee and Collateral Agreement and each other security agreement or other document, instrument or certificate delivered to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the Obligations.

“Commitment Fee”: as defined in Section 4.1(a).

“Commitment Fee Rate”: 0.40%.

“Commitments”: with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, New Revolving Credit Commitment, Extended Revolving Credit Commitment, Commitment in respect of a Revolving Credit Commitment Increase, Initial Term Loan Commitment or New Term Loan Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company”: Americold Realty Trust, a Maryland trust.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 5, 2015, relating to the Transactions.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral, to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Contribution Agreement”: the Amended and Restated Contribution Agreement, dated effective as of December 9, 2010, by and among ART Icecap Holdings LLC, a subsidiary of the Borrower, Versacold International Corporation, Versacold Logistics Canada Inc., and, solely for specified purposes, the Company.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit G.

“Cure Amount”: as defined in Section 10.2.

“Cure Right”: as defined in Section 10.2.

“Customary Intercreditor Agreement”: a customary intercreditor and subordination agreement reasonably satisfactory to the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which in any event shall provide that the Liens securing the Indebtedness subject to such agreement (other than the Obligations) shall rank junior to the Liens securing the Obligations.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“ Default”: any of the events specified in Section 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, in each case, as set forth in such section, has been satisfied.

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Default Rate”: as defined in Section 2.8(c).

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-Cash consideration received by the Borrower or any of its Subsidiaries in connection with a Disposition pursuant to Section 9.12(l) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of Cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise Disposed of (but, in any event, not forgiven) in compliance with Section 9.12.

“ Development Property”: as of any date of determination, Real Property under development on which the improvements related to the development have not been completed on such date; provided that such a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (including issuance of a temporary or permanent certificate of occupancy for the improvements under construction permitting the use and occupancy for their regular intended uses) for at least eighteen (18) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and shall be considered a Stabilized Property for the purposes of the calculation of Total Asset Value.

“Disposition”: with respect to any business, assets or property of any kind of the Company, the Borrower or any of its Subsidiaries, any sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer, exclusive license or other disposition or exchange thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date and except, in the case of clauses (a) and (b), if as a result of a change of control, initial public offering, casualty or condemnation event, Disposition or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, initial public offering, casualty or condemnation event, Disposition or asset sale event are subject to the prior payment in full of all Obligations (other than Secured Cash Management Obligations, Secured Swap Obligations or contingent indemnification obligations and other contingent obligations); provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“ Disqualified Institution”: any (a) Person designated by the Borrower or Sponsor, and accepted by the Administrative Agent, on or before the Closing Date (which list shall have been provided to the Lenders on or before the Closing Date), (b)(x) competitor of the Borrower and its Subsidiaries identified in writing by the Borrower to the Administrative Agent from time to time after the Closing Date by delivery of a notice thereof to the Administrative Agent setting forth such Person or Persons (or the Person or Persons previously identified to the Administrative Agent that are to be no longer considered “Disqualified Institutions”) and (y) with respect to clauses (a) and (b) above, an Affiliate of such Person to the extent such Affiliate is identified in writing by the Borrower from time to time to the Administrative Agent and (c) any Excluded Affiliate; provided that (i) no designation of any Person as a Disqualified Institution made pursuant to the foregoing shall have any retroactive effect to the extent any such party is already a Lender hereunder at the time of such designation, (ii) the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates and (iii) the Administrative Agent may make available to any Lender, upon the request of such Lender, the list of Disqualified Institutions. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment made, or any information made available, to a Disqualified Institution by any Lender in violation hereof.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary that has no material assets other than (i) the equity or indebtedness of one or more Foreign Subsidiaries and/or other Disregarded Domestic Persons and (ii) an immaterial amount of Cash and Cash Equivalents.

“Distressed Person”: as defined in the definition of “Lender-Related Distress Event”.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“EBITDA”: with respect to the Company and its consolidated Subsidiaries, for any Reference Period, earnings before interest, tax, depreciation, depletion and amortization calculated in accordance with GAAP, as may be adjusted in accordance with the definition of Pro Forma Basis and at all times excluding, without duplication, (i) impairment and other non-cash charges or gains including, for the avoidance of doubt, equity in earnings (but excluding any non-cash charge in respect of an item that was included in EBITDA in a prior period and any charges that result in a write-down or write-off of inventory and excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (ii) stock-based compensation expense, (iii) gains or losses from sales of previously depreciated assets, (iv) amortization of above or below market leases, (v) adjustments for straight line rents, (vi) extraordinary gains or losses from foreign exchange, (vii) extraordinary gains or losses from derivative instruments and (viii) other extraordinary or non-recurring gains, losses or charges; provided, however, that notwithstanding anything to the contrary in this Agreement, for the purposes of determining the contribution to EBITDA of, or portion of EBITDA attributable to, any Real Property or Qualified Asset, EBITDA shall equal revenues in respect of such Real Property or such

Qualified Asset, less, without duplication, (A) operating expenses in respect of such Real Property or Qualified Asset (exclusive of corporate-level general and administrative expenses, impairment on intangibles and long-lived assets and depreciation, depletion and amortization expenses), (B) rent expenses in respect of such Real Property or Qualified Asset, and (C) the interest component of any capital lease expenses or similar fixed charges and debt service charges in respect of such Real Property or Qualified Asset, and shall at all times exclude (x) amortization of above or below market leases, (y) adjustments for straight line rents and (z) other extraordinary or non-recurring gains, losses or charges.

“ Effective Yield”: as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Borrower and the Administrative Agent and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors, or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining weighted average life to maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders.

“Eligibility Criteria”: Capital Leased Asset Eligibility Criteria, Ground Leased Asset Eligibility Criteria, Managed Segment Eligibility Criteria, Operating Leased Asset Eligibility Criteria, Owned Asset Eligibility Criteria or Transportation Business Segment Eligibility Criteria, as applicable.

“Eligible Capital Leased Assets”: any asset that satisfies the following criteria (collectively, the “Capital Leased Asset Eligibility Criteria”):

(a) Such asset is leased pursuant to a Capital Lease by a Qualified Asset Guarantor as lessee, such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and the Capital Stock of such Qualified Asset Guarantor is pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Such asset is located in the United States.

(c) Neither such Qualified Asset Guarantor’s interest in such asset nor the Capital Stock of such Qualified Asset Guarantor is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents and (y) Permitted Encumbrances).

(d) Such asset is free of any material defects and any material Environmental Liabilities that continue to exist after a period of thirty (30) days after the Borrower’s or such Qualified Asset Guarantor’s obtaining knowledge thereof and is in material compliance with all Environmental Laws to the extent the applicable Qualified Asset Guarantor could be liable for such material defects, material Environmental Liabilities or violations of Environmental Laws in connection with the management or operation of such asset.

(e) No default or event of default has occurred or with the passage of time or the giving of notice would occur under the Capital Lease regarding such asset.

(f) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to such asset, including, without limitation, a copy of the Capital Lease with respect to such property.

(g) Such asset is used in a business permitted under Section 8.3.

(h) The Borrower has delivered a certificate of a Responsible Officer certifying that the asset satisfies the foregoing requirements.

“Eligible Ground Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Ground Leased Asset Eligibility Criteria”):

(a) Such Real Property is leased pursuant to a ground lease by a Qualified Asset Guarantor as lessee, such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and the Capital Stock of such Qualified Asset Guarantor is pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Such Real Property is located in the United States.

(c) Such Real Property is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities and such improvements are owned by such Qualified Asset Guarantor.

(d) None of such leasehold interest, such improvements and the Capital Stock of such Qualified Asset Guarantor is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents and (y) Permitted Encumbrances).

(e) No default or event of default has occurred or with the passage of time or the giving of notice would occur under the ground lease regarding such Real Property.

(f) The lessor under the ground lease regarding such Real Property shall not have the unilateral right to terminate such ground lease prior to the expiration of the stated term of such ground lease absent the occurrence of any casualty, condemnation or default by the Qualified Asset Guarantor thereunder.

(g) The lessee under the ground lease has the right to sublease, mortgage and encumber (subject to customary terms and limitations) its interest in such Real Property without the consent of the lessor.

(h) The ground lease regarding such Real Property has a remaining term (inclusive of any unexercised extension options as to which there is no condition precedent to the exercise thereof other than compliance of lessee with the terms of the applicable ground lease and the giving of a notice of exercise by the lessee) of 25 years or more at any time.

(i) Such Real Property is free of any material defects and any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(j) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to such Real Property, including, without limitation: (w) an Acceptable Appraisal with respect to such Real Property, (x) a copy of a title search run at most 90 days prior to eligibility (or such longer period as the Administrative Agent may agree in writing in its sole discretion) or other evidence of the status of title to such Real Property reasonably satisfactory to the Administrative Agent, (y) a copy of the ground lease with respect to such Real Property and (z) such other information and documents as may be reasonably requested by the Administrative Agent to the extent necessary to comply with FIRREA.

(k) Such Real Property is used in a business permitted under Section 8.3.

(l) The Borrower has delivered a certificate of a Responsible Officer certifying that such Real Property satisfies the foregoing requirements.

“Eligible Managed Segment”: any business that satisfies the following criteria (collectively, the “Managed Segment Eligibility Criteria”):

(a) Such business is managed by a Qualified Asset Guarantor, such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and the Capital Stock of such Qualified Asset Guarantor is pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Such business is located in the United States.

(c) Neither such Qualified Asset Guarantor’s interest in such business or the assets that compose such business nor the Capital Stock of such Qualified Asset Guarantor is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents and (y) Permitted Encumbrances).

(d) Such business is free of any material defects and any material Environmental Liabilities that continue to exist after a period of thirty (30) days after the Borrower’s or such Qualified Asset Guarantor’s obtaining knowledge thereof and is in material compliance with all Environmental Laws to the extent the applicable Qualified Asset Guarantor could be liable for such material defects, material Environmental Liabilities or violations of Environmental Laws in connection with the management or operation of such business.

(e) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to such asset, including, without limitation, a copy of the management agreement with respect to such business.

(f) Such business is used in a business permitted under Section 8.3.

(g) The Borrower has delivered a certificate of a Responsible Officer certifying that the business satisfies the foregoing requirements.

“Eligible Operating Leased Assets”: any asset that satisfies the following criteria (collectively, the “Operating Leased Asset Eligibility Criteria”):

(a) Such asset is leased pursuant to an operating lease by a Qualified Asset Guarantor as lessee, such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and the Capital Stock of such Qualified Asset Guarantor is pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Such asset is located in the United States.

(c) Neither such Qualified Asset Guarantor’s interest in such asset nor the Capital Stock of such Qualified Asset Guarantor is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents and (y) Permitted Encumbrances).

(d) No default or event of default has occurred or with the passage of time or the giving of notice would occur under the operating lease regarding such property.

(e) Such asset is free of any material defects and any material Environmental Liabilities that continue to exist after a period of thirty (30) days after the Borrower’s or such Qualified Asset Guarantor’s obtaining knowledge thereof and is in material compliance with all Environmental Laws to the extent the applicable Qualified Asset Guarantor could be liable for such material defects, material Environmental Liabilities or violations of Environmental Laws in connection with the management or operation of such asset.

(f) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to such asset, including, without limitation, a copy of the operating lease with respect to such property.

(g) Such asset is used in a business permitted under Section 8.3.

(h) The Borrower has delivered a certificate of a Responsible Officer certifying that the asset satisfies the foregoing requirements.

“Eligible Owned Asset”: any Real Property that satisfies the following criteria (collectively, the “Owned Asset Eligibility Criteria”):

(a) Such Real Property is owned in fee simple by a Qualified Asset Guarantor, such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and the Capital Stock of such Qualified Asset Guarantor is pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Such Real Property is located in the United States.

(c) Such Real Property is free of any material defects and any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(d) Such Real Property is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities.

(e) Neither such Real Property nor the Capital Stock of such Qualified Asset Guarantor is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents and (y) Permitted Encumbrances).

(f) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to such Real Property, including, without limitation: (x) an Acceptable Appraisal with respect to such Real Property, (y) a copy of the owner’s title insurance policy or other evidence of the status of title to the Real Property reasonably satisfactory to the Administrative Agent and (z) such other information and documents as may be reasonably requested by the Administrative Agent to the extent necessary to comply with FIRREA .

(g) Such Real Property is used in a business permitted under Section 8.3.

(h) The Borrower has delivered a certificate of a Responsible Officer certifying that such Real Property satisfies the foregoing requirements.

“Eligible Transportation Business Segment”: any business that satisfies the following criteria (collectively, the “Transportation Business Segment Eligibility Criteria”):

(a) Such business is operated by a Qualified Asset Guarantor as part of its transportation business segment, such Qualified Asset Guarantor has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and the Capital Stock of such Qualified Asset Guarantor is pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Such business is located in the United States.

(c) Neither such Qualified Asset Guarantor’s interest in such business nor the Capital Stock of any such Qualified Asset Guarantor is directly or indirectly subject to any Lien or any Negative Pledge (other than (x) Liens and Negative Pledges created under the Loan Documents and (y) Permitted Encumbrances).

(d) Such business is free of any material defects and any material Environmental Liabilities that continue to exist after a period of thirty (30) days after the Borrower’s or such Qualified Asset Guarantor’s obtaining knowledge thereof and is in material compliance with all Environmental Laws to the extent the applicable Qualified Asset Guarantor could be liable for such material defects, material Environmental Liabilities or violations of Environmental Laws in connection with the management or operation of such business.

(e) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to such business.

(f) Such business is permitted under Section 8.3.

(g) The Borrower has delivered a certificate of a Responsible Officer certifying that the business satisfies the foregoing requirements.

“Eligible Value”: as of any date of determination, with respect to:

(a) each Eligible Owned Asset, the Appraised Value of such Eligible Owned Asset;

(b) each Eligible Ground Leased Asset, the Appraised Value of such Eligible Owned Asset; and

(c) each Applicable Qualified Asset, the product of the Applicable Qualified EBITDA with respect to such Applicable Qualified Asset multiplied by (ii) 8.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, notices or binding agreements issued by or entered into with any Governmental Authority, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution, air emissions, the management, use or Release of Materials of Environmental Concern or protection of human health (to the extent such relates to Hazardous Materials) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the presence or release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction that could be reasonably expected to result in liability to any Group Member; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA, applicable to such Pension Plan), whether or not waived; (d) the filing by any Group Member of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure by any Group Member or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan (unless such failure is cured within 30 days following the due date thereof) or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan (unless such failure is cured within 30 days following the due date thereof); (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien on any Group Member in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Group Member or any ERISA Affiliate from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member of any notice (A) concerning the imposition of Withdrawal Liability on it or (B) a determination that a Multiemployer Plan is in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (such applicable rate being called the “ LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Eurodollar Base Rate, determined as provided above, would otherwise be less than zero, then the Eurodollar Base Rate shall be deemed to be zero for all purposes.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirements

Notwithstanding the foregoing, in the case of Initial Term Loans, the applicable Eurodollar Rate shall at no time be less than 1.00%.

“Event of Default”: any of the events specified in Section 10.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied without cure or waiver.

“Event of Loss”: with respect to any Qualified Asset, any of the following: (a) any loss or destruction of, or damage to, all or any material portion of such Qualified Asset; (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Qualified Asset, or confiscation of such Qualified Asset or the requisition of such Qualified Asset by a Governmental Authority or any Person having the power of eminent domain, or any voluntary transfer of such Qualified Asset or any material portion thereof in lieu of any such condemnation, seizure or taking; or (c) any Disposition of such Qualified Asset.

“Excluded Affiliate”: with respect to any Person, any Affiliate of such Person that is engaged as a principal primarily in private equity, mezzanine financing or venture capital.

“ Excluded Subsidiaries”: (a) any Domestic Subsidiary that is prohibited by law, regulation or by any Contractual Obligation existing on the Closing Date or on the date such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition) from providing a Guarantee Obligation in respect of the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect) or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee Obligation (unless such consent, approval, license or authorization has already been obtained) or where the provision of such guaranty could result in material adverse tax consequences to the Borrower or such Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (b) any Subsidiary that is a Disregarded Domestic Person, (c) any Subsidiary that is a direct or indirect Subsidiary of an Excluded Subsidiary, (d) any captive insurance Subsidiary, (e) any not-for-profit Subsidiary, (f) any Subsidiary that is a special purpose entity, (g) any Foreign Subsidiary, (h) solely in respect of Excluded Swap Obligations, any Excluded Swap Guarantor, (i) each Subsidiary designated as an Excluded Subsidiary on Schedule 6.13 as of the Closing Date and (j) Subject to Section 8.15, any other

Subsidiary designated by the Borrower from time to time after the date hereof in connection with (i) any CMBS Financing, (ii) any Joint Venture, (iii) any Permitted Acquisition or (iv) the entrance into any new operating lease, capital lease, management contract or other Contractual Obligation that, in each case of the foregoing clauses (i), (ii), (iii) and (iv), the Borrower reasonably believes in good faith would prohibit such Subsidiary from becoming a Guarantor hereunder; and provided that, in each case, (x) immediately before and after such designation, no Event of Default shall have occurred and be continuing, and (y) immediately after giving effect to such designation, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants.

“Excluded Swap Guarantor”: any Guarantor all or a portion of whose Guarantee Obligation of, or grant of a security interest to secure, any Secured Swap Obligation (or any Guarantee Obligation thereof) is or becomes an Excluded Swap Obligation; provided that such Guarantor shall be deemed to be an Excluded Swap Guarantor only with respect to that portion of its Guarantee Obligation or grant of a security interest that constitutes an Excluded Swap Obligation.

“Excluded Swap Obligations”: with respect to any Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Guarantor or the grant of such security interest becomes effective with respect to such Secured Swap Obligations. If a Secured Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Class”: any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Revolving Credit Class”: as defined in Section 2.14(h)(ii).

“Existing Revolving Credit Commitment”: as defined in Section 2.14(h)(ii).

“Existing Revolving Credit Loans”: as defined in Section 2.14(h)(ii).

“Existing Term Loan Class”: as defined in Section 2.14(h)(i).

“Extended Revolving Credit Commitments”: as defined in Section 2.14(h)(ii).

“Extended Revolving Credit Loan Repayment Amount”: as defined in Section 2.5(c).

“Extended Revolving Credit Loans”: as defined in Section 2.14(h)(ii).

“Extended Revolving Credit Repayment Date”: as defined in Section 2.5(c).

“Extended Revolving Loan Maturity Date”: the date on which any tranche of Extended Revolving Credit Loans matures.

“Extended Term Loans”: as defined in Section 2.14(h)(i).

“Extending Lender”: as defined in Section 2.14(h)(iii).

“Extension Amendment”: as defined in Section 2.14(h)(iv).

“Extension Date”: as defined in Section 2.14(h)(v).

“Extension Election”: as defined in Section 2.14(h)(iii).

“Extension Request”: a Term Loan Extension Request or a Revolving Credit Extension Request, as applicable.

“Extension Series”: all Extended Term Loans and Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees”: all amounts payable pursuant to, or referred to in, Section 4.1.

“Financial Covenants”: the financial covenants set forth in Section 9.1(a), (b) and (c).

“Financial Officer”: as to any Person, the chief financing officer, principal accounting officer, treasurer or controller of such Person.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) the difference between (x) EBITDA minus (y) the aggregate amount of Maintenance Capital Expenditures to (b) Fixed Charges.

“Fixed Charges”: for any Reference Period, an amount equal to the sum of (i) Interest Expense, plus (ii) regularly scheduled installments (whether or not paid) of principal payable with respect to Total Funded Indebtedness (including any scheduled payments that were no longer required to be repaid in such period as a result of a payment made within one year of the date on which such payment was due), plus (iii) all income tax payments with respect to the taxable REIT Subsidiaries of the Company and the Borrower (including Foreign Subsidiaries).

“Foreign Subsidiary”: any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee”: as defined in Section 4.1(d).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Company, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, the Qualified Asset Guarantors and the Other Guarantors.

“Impacted Loans”: as defined in Section 2.10(a).

“Increased Amount Date”: as defined in Section 2.14(a).

“Incremental Facility”: New Term Loans, Incremental Revolving Credit Commitments and the Incremental Loans made in respect thereof and/or Alternative Incremental Facility Debt, as the context may require.

“Incremental Loans”: as defined in Section 2.14(c).

“Incremental Revolving Credit Commitments”: as defined in Section 2.14(a).

“Incremental Revolving Credit Loans”: Additional Revolving Credit Loans and/or New Revolving Credit Loans, as the context may require.

“Incremental Revolving Loan Lender”: an Additional Revolving Loan Lender and/or a New Revolving Loan Lender, as the context may require.

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, excluding those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but only to the extent of the fair market value of such property, (f) all Guarantee Obligations by such Person of Indebtedness of others, but only to the extent of the amount of Indebtedness guaranteed, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than such obligations with respect to letters of credit and letters of guaranty to support workers’ compensation insurance programs, which shall only constitute Indebtedness when such letter of credit or letter of guaranty is drawn), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all Off-Balance Sheet Obligations of such Person, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Capital Stock (other than Disqualified Capital Stock) at the option of such Person), and (m) net obligations under any Swap Agreements not entered into as a hedge against existing Indebtedness, in an amount equal to the Swap Termination Value thereof. The Indebtedness of any Person shall include the Indebtedness (other than (i) Qualified JV Debt and (ii) any Indebtedness of China Merchants Americold Logistics Company, Limited and China Merchants Americold Holdings Company, Limited outstanding as of the Closing Date) of any other entity (including any partnership in which such Person is a general partner) to the extent such Person, by operation of the documentation evidencing such Indebtedness or by law, is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset.

“Indemnified Liabilities”: as defined in Section 12.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 12.5.

“Initial Revolving Credit Commitment”: as defined in the definition of “Revolving Credit Commitment”.

“Initial Term Loan”: as defined in Section 2.1(a).

“Initial Term Loan Commitment”: in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1A as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $325,000,000.

“Initial Term Loan Lender”: a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Repayment Amount”: as defined in Section 2.5(b).

“Initial Term Loan Repayment Date”: as defined in Section 2.5(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: the Intercompany Note in the form attached hereto as Exhibit H.

“Interest Expense”: for any Reference Period, an amount equal to the sum of the following with respect to Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP plus (ii) all capitalized interest determined in accordance with GAAP (including in the case of (i) and (ii), the Borrower’s pro rata share thereof for Unconsolidated Affiliates, other than with respect to Qualified JV Debt), and excluding non-cash amortization or write-off of deferred financing costs or debt discount (including the Borrower’s pro rata share thereof for Unconsolidated Affiliates).

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months (or, if agreed to by all Lenders of the Class participating therein and the Administrative Agent, a twelve (12) month period or period shorter than one month) thereafter, as selected by the Borrower in its Notice of Borrowing or Conversion/Continuation Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders of the Class participating therein and the Administrative Agent, a twelve (12) month period or period shorter than one (1) month) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 p.m., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Screen Rate”: with respect to any Eurodollar Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment”: (a) any purchase or other acquisition for value by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Capital Stock of any other Person; (b) any purchase or other acquisition for value by the Borrower or any of its Subsidiaries from any Person of all or a substantial portion of the business, property or fixed assets of such Person or any division or line of business or other business unit of such Person; (c) any loan, advance or capital contributions by the Borrower or any of its Subsidiaries to, or Guarantee Obligations with respect to any obligations of, any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over-the-counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (a), (b), (c) and (d) shall be the original cost of such Investment plus the cost of all additions thereto, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by the Borrower or any of its Subsidiaries in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the fair market value of such consideration (as determined by the Borrower in good faith)).

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, or instrument entered into by the applicable Letter of Credit Issuer and the Borrower or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement”: as defined in Section 2.14(a).

“Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Indebtedness”: any Alternative Incremental Facility Debt and any other Indebtedness of a Person that (a) by its terms (or by the terms of any applicable intercreditor or subordination agreement) is subordinated in right of payment to the Obligations under the Loan Documents, (b) is secured by a security interest in the Collateral that is junior in priority to the Obligations under the Loan Documents or (c) is unsecured Indebtedness for borrowed money.

“Latest Maturity Date”: at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Maturity Date”: the date that is five Business Days prior to the Revolving Loan Maturity Date; provided that the L/C Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations”: on any date of determination, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant”: as defined in Section 3.3(a).

“L/C Participation”: as defined in Section 3.3(a).

“ Lead Arrangers”: the collective reference to J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their respective capacities as joint lead arrangers and joint bookrunners for the credit facilities under this Agreement.

“Leased Rate”: at any time, with respect to Real Property, the ratio, expressed as a percentage, of (a) the rentable operating square footage of such Real Estate actually leased by tenants that are not any Group Member or Affiliates of any Group Member and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default or event of default has occurred and is continuing to (b) the aggregate rentable operating square footage of such Real Property.

“Lender”: each Person that, at any time, holds a Loan or a Commitment hereunder.

“Lender Default”: (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations under this Agreement, has made a public statement to that effect with respect to its funding obligations under this Agreement or has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (d) a Lender has failed to confirm in a manner reasonably satisfactory to, and in any event within three Business Days of request by, the Administrative Agent and the Borrower that it will comply with its funding obligations under this Agreement or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”: with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or the appointment of a custodian, conservator, receiver, or similar official for such Distressed Person or any substantial part of such Distressed Person’s assets, or the subjection of such Distressed Person, or any Person that directly or indirectly controls such Distressed Person, to a forced liquidation, or the making by such Distressed Person of a general assignment for the benefit of creditors, or the adjudication or determination by any Governmental Authority having regulatory authority over such Distressed Person or its assets, of its insolvency or bankruptcy; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit”: each letter of credit issued pursuant to Article III.

“Letter of Credit Commitment”: $80,000,000, as the same may be reduced from time to time pursuant to Article III or increased pursuant to Section 2.14; provided that the aggregate face amount of Letters of Credit required to be issued by (a) JPMorgan Chase Bank, N.A. will not exceed $40,000,000 and (b) Bank of America, N.A. will not exceed $40,000,000.

“Letter of Credit Exposure”: with respect to any Lender, at any time, the sum of

(a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3).

“Letter of Credit Fee”: as defined in Section 4.1(b).

“Letter of Credit Issuer”: each of (a) JPMorgan Chase Bank, N.A. and Bank of America, N.A., (b) any other Lender designated as a Letter of Credit Issuer by the Borrower with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and such Lender, (c) any of their respective Affiliates or branches reasonably acceptable to the Borrower and (d) any replacement, additional issuer or successor appointed pursuant to Section 3.6. References herein and in the other Loan Documents to the “Letter of Credit Issuer” shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request”: a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit I or another form acceptable to the applicable Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding”: at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings.

“LIBO Screen Rate”: has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Document Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit and all other obligations and liabilities of any Loan Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Lead Arranger, the Administrative Agent, any Letter of Credit Issuer or any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“ Loan Documents”: the collective reference to this Agreement, the Collateral Documents, the Notes, any Extension Amendment, any intercreditor agreement contemplated hereby, any Joinder Agreement and any agreement designating a Lender as a Letter of Credit Issuer, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Borrower and the Guarantors.

“Maintenance Capital Expenditures”: for any fiscal period, all capital expenditures actually made by the Company, the Borrower and their consolidated Subsidiaries (and the pro rata share of capital expenditures made by Unconsolidated Affiliates) during such period for the maintenance of Capital Assets of such Person, excluding capital expenditures for modernization.

“Majority in Interest”: when used in reference to Lenders holding Loans or Commitments of any Class, at any time, (a) in the case of the Revolving Credit Lenders, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposure and the unused aggregate Revolving Credit Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders (other than Defaulting Lenders) holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Master Agreement”: any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or results of operations of the Company, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement or the other Loan Documents or (c) the rights and remedies of the Administrative Agent, the Letter of Credit Issuers or the Lenders hereunder or under the other Loan Documents.

“ Material Contract”: (a) any Contractual Obligation or instrument evidencing Indebtedness in excess of $3,000,000; (b) any material employment agreement between any Group Member and an executive officer of the Borrower, collective bargaining agreements or other material agreements with any labor organization or union; (c) any Contractual Obligation for the sale or other transfer of any Group Member’s owned Real Property where temperature controlled warehouse facilities are located or other tangible assets having a fair market value in excess of $3,000,000 that has not yet been consummated; (d) any Contractual Obligation relating to the material Intellectual Property owned or used by the Group Members in connection with their business other than licenses of software used by any Group Member in the ordinary course of business; (e) any Contractual Obligation with a customer of any Group Member for temperature-controlled warehouse storage and/or related services and handling involving or reasonably expected to involve payments in excess of $3,000,000 during any fiscal year; (f) any transportation services Contractual Obligation with a customer of any Group Member involving payments or reasonably expected to involve payments in excess of $3,000,000 during any fiscal year; (g) any Contractual Obligation that creates a Joint Venture other than the governing or organizational documents of any Group Member; (h) any material Contractual Obligation relating to a CMBS Financing; and (i) any other Contractual Obligation not otherwise covered by clauses (a) through (h) above involving or reasonably expected to involve payments by or to any Group Member in excess of $3,000,000 in the aggregate during any fiscal year, in each case that is not cancelable by either party thereto on 30 days or less notice without costs or penalty.

“Material Disposition”: any Disposition or series of related Dispositions with respect to any Qualified Asset that yields gross proceeds to the Company, the Borrower or any of its Subsidiaries in excess of $3,000,000 or that causes such Qualified Asset to cease to meet any of the Eligibility Criteria with respect to such Qualified Asset.

“Materials of Environmental Concern”: any substances, materials or wastes defined in or regulated under any Environmental Law, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, anhydrous ammonia, ozone-depleting substances, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the applicable Term Loan Maturity Date or Revolving Loan Maturity Date.

“Maximum Incremental Facilities Amount”: at any date of determination, the maximum amount of Indebtedness that can be incurred without causing, after giving effect to the incurrence thereof (which shall assume that any New Loan Commitments and any Alternative Incremental Facility Debt established at such time are fully drawn) and the use of proceeds thereof, on a Pro Forma Basis (which shall give effect to any repayment of Indebtedness with the proceeds of any Incremental Facility and which shall exclude any proceeds from such Incremental Facilities), the Total Leverage Ratio to exceed 0.55 to 1.00.

“Maximum Rate”: as defined in Section 12.14.

“Minimum Borrowing Amount”: with respect to a Borrowing of Eurodollar Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of each Letter of Credit Issuer with respect to Letters of Credit issued by it and outstanding at such time and (b) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i) or (a)(ii), an amount equal to 102% of the outstanding amount of all L/C Obligations.

“Minimum Owned Assets Condition”: as defined in Section 8.18.

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is or was contributed to by (or to which there is or was an obligation to contribute of) any Group Member or any ERISA Affiliate.

“Negative Pledge”: a provision of any document, instrument or agreement (including any governing or organizational document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person; provided, however, that (x) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (y) customary contractual restrictions in a lease relating to the granting of a Lien on the applicable leasehold interest or leased property shall not constitute a Negative Pledge.

“New Loan Commitments”: as defined in Section 2.14(a).

“New Revolving Credit Commitments”: as defined in Section 2.14(a).

“New Revolving Credit Loan”: a Loan made under a New Revolving Credit Commitment.

“New Revolving Loan Lender”: a Lender with a New Revolving Credit Commitment.

“New Revolving Loan Repayment Amount”: as defined in Section 2.5(c).

“New Term Loan”: as defined in Section 2.14(c).

“New Term Loan Commitments”: as defined in Section 2.14(a).

“New Term Loan Lender”: as defined in Section 2.14(c).

“New Term Loan Repayment Amount”: as defined in Section 2.5(c).

“Non-Bank Tax Certificate”: as defined in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender”: as defined in Section 2.15(b).

“Non-Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non-Extension Notice Date”: as defined in Section 3.2(d).

“Non-Qualified Asset Subsidiaries”: Subsidiaries of the Borrower that are not Qualified Asset Guarantors.

“Non-Recourse Indebtedness”: with respect to any Person, Indebtedness of such Person in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: as defined in Section 2.3(a).

“Normalized Adjusted FFO”: “funds from operations” as defined in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that Normalized Adjusted FFO shall (i) be based on net income after payment of distributions to holders of preferred partnership units in the Borrower and distributions necessary to pay holders of preferred stock of the Company, and (ii) at all times exclude, without duplication, (a) impairment charges, restructuring charges, acquisition related costs and stock based compensation expense and (b) gains or losses from sales of previously depreciated non-real estate assets, non-real estate depreciation, depletion and amortization, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases, adjustments for straight line rents, non-cash or extraordinary gains or losses from foreign exchange, non-cash or extraordinary gains or losses from derivative instruments, and other extraordinary or non-recurring charges.

“Obligations”: the collective reference to (a) the Loan Document Obligations, (b) the Secured Swap Obligations and (c) the Secured Cash Management Obligations. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower and any Qualified Counterparty, the obligations of any Loan Party under any Specified Cash Management Agreement or Specified Swap Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent (solely in their capacity as such) of the holders of Secured Cash Management Obligations or Secured Swap Obligations under Specified Swap Agreements.

“OFAC”: the U.S. Department of the Treasury Office of Foreign Assets Control.

“Off-Balance Sheet Obligations”: liabilities and obligations of the Company, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Company would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of a report on Form 10-Q or Form 10-K (or their equivalents) (but, for the avoidance of doubt, excluding operating leases and ordinary course contracts for the purchase of power). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“OID”: as defined in Section 2.14(d)(iii).

“Original Revolving Credit Commitments”: all Revolving Credit Commitments, and Extended Revolving Credit Commitments related thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Guarantors”: each Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, that guarantees the Obligations pursuant to the Guarantee and Collateral Agreement, other than the Qualified Asset Guarantors.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Overnight Rate”: for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant”: as defined in Section 12.6(c).

“Participant Register”: as defined in Section 12.6(c).

“ Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate”: a certificate substantially in the form of Exhibit C.

“Permitted Acquisition”: any acquisition, whether by purchase, merger, amalgamation, consolidation or otherwise, of (x) all or substantially all of the assets of any Person, or a business line or unit or a division of any Person, or any parcel of Real Property and improvements thereto, (y) the Capital Stock of any Person such that such Person becomes a Subsidiary; provided that:

(a) no Event of Default under Section 10.1(a) or (h) shall have occurred and be continuing or would result therefrom;

(b) before and after giving effect thereto, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with the Financial Covenants;

(c) after giving effect thereto, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with Section 8.3;

(d) to the extent any such acquired property or asset (including any asset or property owned by an acquired Person) is to be designated a Qualified Asset and reflected in the Borrowing Base, any such asset or property shall be subject to the satisfaction of all Eligibility Criteria applicable to the relevant category of Qualified Assets, including, for the avoidance of doubt, that such property or asset shall be owned, operated or leased by a Qualified Asset Guarantor (or the Person that owns, operates or leases such property or asset shall become a Qualified Asset Guarantor and all of such Person’s Capital Stock shall be pledged as Collateral under the Loan Documents) and the other conditions set forth in Section 8.17; and

(e) except to the extent such acquired Person would be an Excluded Subsidiary, any such acquired Person, the assets or property of which are not designated as Qualified Assets or reflected in the Borrowing Base, shall become an Other Guarantor and all such Person’s Capital Stock shall be pledged as Collateral under the Loan Documents.

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes or other related governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) Liens incurred or pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or deposits or pledges made to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature (including letters of credit or bank guarantees issued in lieu of any such bonds or to support the issuances thereof and including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 10.1(j);

(f) easements, restrictions, rights-of-way, use restrictions, rights of first refusal and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the any Group Member;

(g) Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(h) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of any Group Member; and

(i) Liens affecting title on Real Property that have been fully paid off and satisfied and which remain of record through no fault of the Person that owns such Real Property and that, in any event, would not have a Material Adverse Effect on the use or operation of such Real Property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders”: collectively, (a) the Sponsors, (b) their Affiliates and (c) Ronald W. Burkle, any entities controlled (directly or indirectly) by Ronald W. Burkle, The Yucaipa Companies LLC, any investment funds managed by any of the foregoing Persons listed in this clause (c) or any Affiliates of the foregoing Persons listed in this clause (c) in which greater than 50% of the total voting power normally entitled to vote in the election of directors, managers, trustees, or similar positions, as applicable, is beneficially owned by, directly or indirectly, on a collective basis, the foregoing Persons listed in this clause (c).

“Permitted Other Provision”: as defined in Section 2.14(h)(i).

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) of the modifying, refinancing, replacing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder unless at the time such Refinancing Indebtedness is incurred, such additional Indebtedness and Liens are otherwise permitted under Section 9.2 or 9.3, as applicable, and use basket availability thereunder; (b) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been reduced as a result of prepayment); (c) if the Refinanced Debt is subordinated in any respect to the Loan Document Obligations, (i) to the extent the Refinanced Debt is subordinated in right of payment to the Loan Document Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Loan Document Obligations on terms, taken as a whole, at least as favorable to the Secured Parties as those contained in the documentation governing the Refinanced Debt, and (ii) to the extent Liens securing such Refinanced Debt are subordinated to Liens securing the Loan Document Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Loan Document Obligations pursuant to a Customary Intercreditor Agreement; (d) the other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are market terms (as reasonably determined by the Borrower) at the time of issuance or incurrence or not materially less favorable (taken as a whole) into the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Debt (provided that such terms and conditions shall not be deemed to be “less favorable” solely as a result of the inclusion in the documentation governing such Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the

Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Class of Loans (provided, however, that if (x) the documentation governing the Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Refinancing Indebtedness shall not be deemed “less favorable” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); and (e) the direct or any contingent obligor on the Refinanced Debt is not changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension (it being understood and agreed that any contingent or direct obligor may be released in connection thereon).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Phoenix 2 Loan”: that certain Construction Loan Agreement by and between Americold Propco Phoenix Van Buren LLC and National Bank of Arizona dated June 21, 2013.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 8.2.

“Portfolio Premium”: in respect of any Acceptable Portfolio Appraisal, the ratio of (a) the “as is” market value for all Eligible Owned Assets and Eligible Ground Leased Assets at the time of such Acceptable Portfolio Appraisal taken as a whole, including the portfolio premium for such assets as compared to the sum of the individual “as is” values of such assets, to (b) the sum of the “as is” market values for each Eligible Owned Asset and Eligible Ground Leased Asset at the time of such Acceptable Portfolio Appraisal as reflected in such Acceptable Portfolio Appraisal.

“Previously Absent Financial Maintenance Covenant”: at any time, (x) any financial maintenance covenant that is not included in this Agreement at such time or (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels in this Agreement that are less restrictive on the Borrower and its Subsidiaries.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Private Lenders”: Lenders that wish to receive Private-Side Information.

“Private-Side Information”: any information with respect to the Company and its Subsidiaries that is not Public-Side Information.

“Pro Forma Balance Sheet”: as defined in Section 6.1.

“Pro Forma Balance Sheet Date”: as defined in Section 6.1.

“Pro Forma Basis” means, with respect to the calculation of the Financial Covenants or otherwise for purposes of determining the Total Leverage Ratio, EBITDA or Interest Expense as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other Dispositions of any material assets outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the then-applicable Reference Period as if they occurred on the first day of such Reference Period (including any reasonably identifiable and factually supportable cost savings (including synergies, operating expense reductions and other operating improvements) certified by a Responsible Officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following any Permitted Acquisition, any Disposition of any material assets outside the ordinary course of business, any operational change or any operational initiative (including, to the extent applicable, arising from the Transactions), net of the amount of any actual benefits realized during such Reference Period; provided that (x) the aggregate amount of any increase in EBITDA in respect of such cost savings made in reliance on this definition for any Reference Period shall not exceed 10% of EBITDA for such Reference Period (calculated prior giving effect to such increase) and (y) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 12 months following such transaction shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.

“Properties”: as defined in Section 6.15(a).

“Public Lenders”: Lenders that do not wish to receive Private-Side Information.

“Public-Side Information”: (a) at any time prior to the Company, the Borrower or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is either (x) of a type that would be made publicly available if the Company, the Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after the Company, the Borrower or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is either (x) available to all holders of Traded Securities of the Company, the Borrower and its Subsidiaries or (y) not material non- public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Asset”: any Eligible Owned Asset, Eligible Ground Leased Asset, Eligible Capital Leased Asset, Eligible Operating Leased Asset, Eligible Managed Segment or Eligible Transportation Business Segment, in each case which shall be initially listed as of the Closing Date on Schedule 1.1B, plus any property or asset which subsequently becomes a Qualified Asset in accordance with Section 8.17, but excluding (i) any Qualified Asset which is removed by the Administrative Agent in accordance with Section 8.16 or (ii) any Qualified Asset which is released in accordance with Section 8.15.

“Qualified Asset Guarantors”: each Wholly-Owned Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, that guarantees the Obligations pursuant to the Guarantee and Collateral Agreement and that owns, leases or operates a Qualified Asset. To the extent that all of the Qualified Assets owned, leased or operated by any such Wholly-Owned Domestic Subsidiary are removed or released from the Borrowing Base pursuant to Section 8.15 or Section 8.16 of this Agreement, such Subsidiary shall no longer be deemed to be a Qualified Asset Guarantor for the purposes of this Agreement.

“Qualified Capital Stock”: of any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Swap Agreement entered into by the Borrower or any of its Subsidiaries, any counterparty thereto that (a) is the Administrative Agent, a Lead Arranger or any Affiliate of the foregoing, (b) at the time it entered into such Swap Agreement with the Borrower or any of its Subsidiaries, was the Administrative Agent, a Lead Arranger or an Affiliate of the foregoing, (c) with respect to any such Swap Agreement entered into on or prior to the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date and (d) with respect to any such Swap Agreement entered into after the Closing Date, is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Qualified JV Debt”: Indebtedness of an Unconsolidated Affiliate that is secured by cash collateral provided by the holders of Capital Stock in such Unconsolidated Affiliate.

“Qualifying IPO”: the issuance by the Company or a parent entity thereof of its common Qualified Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering).

“ Real Property”: collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Group Member, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient”: (a) the Administrative Agent, (b) any Letter of Credit Issuer and (c) any Lender, as applicable.

“Reference Period”: in effect at any time, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable.

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing”.

“Refinancing Indebtedness”: as defined in the definition of “Permitted Refinancing”.

“Register”: as defined in Section 12.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligations”: the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Release Conditions”: as defined in Section 8.15.

“Release Request”: as defined in Section 8.15.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount”: an Extended Term Loan Repayment Amount, an Initial Term Loan Repayment Amount, a New Revolving Loan Repayment Amount, a New Term Loan Repayment Amount or an Extended Revolving Credit Loan Repayment Amount, as applicable.

“ Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under applicable regulations, with respect to a Pension Plan.

“Repricing Transaction”: (a) the incurrence by the Borrower of any Indebtedness in the form of syndicated term loan Indebtedness that is marketed or syndicated to banks and other institutional investors having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change of Control, the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders”: at any time, the Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure, unused Commitments and outstanding principal amount of the Term Loans of Lenders that are not Defaulting Lenders at such time.

“Required Revolving Credit Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure and unused Revolving Credit Commitments of Lenders that are not Defaulting Lenders at such time.

“ Required Term Loan Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate principal amount of Term Loans of Lenders that are not Defaulting Lenders outstanding at such time.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, any Executive Vice President, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Company, the Borrower or any other Loan Party designated as such in writing to the Administrative Agent by the Company, the Borrower or any other Loan Party, as applicable, but in any event, with respect to financial matters, the Chief Financial Officer or Executive Vice President of the applicable Loan Party with financial knowledge of such Loan Party.

“Restricted Payments”: as defined in Section 9.5.

“Revolving Credit Commitment”: as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption Revolving Credit Commitment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $135,000,000 on the Closing Date (the “Initial Revolving Credit Commitment”).

“Revolving Credit Commitment Increase”: as defined in Section 2.14(a).

“Revolving Credit Commitment Percentage”: with respect to any Lender at any time, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time; provided that at any time the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Revolving Credit Exposure at such time by (ii) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of

(a) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Extension Request”: as defined in Section 2.14(h)(ii).

“ Revolving Credit Lender”: at any time, any Lender that has a Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.

“Revolving Credit Loan”: as defined in Section 2.1(b).

“Revolving Credit Termination Date”: the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving Loan”: collectively or individually as the context may require, any (a) Revolving Credit Loan, (b) Extended Revolving Credit Loan, (c) Additional Revolving Credit Loan or (d) New Revolving Credit Loan, in each case, made pursuant to and in accordance with the terms and conditions of this Agreement.

“Revolving Loan Maturity Date”: (a) with respect to the Initial Revolving Credit Commitments, December 1, 2018 (such date, the “Initial Revolving Loan Maturity Date”), or, upon extension of the Initial Revolving Loan Maturity Date in accordance with Section 2.14(i), December 1, 2019; (b) with respect to any New Revolving Credit Commitments, the date set forth in the applicable Joinder Agreement; and (c) with respect to any Extended Revolving Credit Commitment, the date set forth in the applicable Extension Amendment.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country”: at any time, a country or territory which is, or the government of which is, the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person that is the subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law or (d) any Person owned or controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the European Union, the United Nations, Her Majesty’s Treasury and sanctions under other similar Requirements of Law of other jurisdictions in which a Person conducts its business.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section 2.14 Additional Amendment”: as defined in Section 2.14(h)(iv).

“Secured Cash Management Obligations”: all obligations of any Loan Party (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Cash Management Agreement.

“Secured Parties”: collectively, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers, the Lenders, the Qualified Counterparties that are party to Specified Swap Agreements, the Cash Management Banks that are party to Specified Cash Management Agreements, and the successors and permitted assigns of each of the foregoing.

“Secured Swap Obligations”: all obligations of any Loan Party (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Swap Agreement; provided that, in the case of any Excluded Swap Guarantor, “Secured Swap Obligations” shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.

“Securities”: any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof, and (d) such Person will be able to pay its debts as they mature in the ordinary course.

“Specified Cash Management Agreement”: any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Specified Cash Management Agreement hereunder.

“Specified Existing Revolving Credit Commitment”: as defined in Section 2.14(h)(ii).

“Specified Swap Agreement”: any Swap Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Qualified Counterparty, which is specified in writing by the Borrower to the Administrative Agent as constituting a Specified Swap Agreement hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Swap Agreements entered into pursuant to a specified Master Agreement as “Specified Swap Agreements”.

“Sponsors”: collectively, GS Capital Partners VI Fund, L.P., GSCP VI Offshore IceCap Investment, L.P., GS Capital Partners VI Parallel, L.P., GSCP VI GmbH IceCap Investment, L.P., IceCap2 Holdings, L.P. and Charm Progress Investment Limited, and each shall individually be a “Sponsor”.

“Sponsor Affiliated Lenders”: any Affiliate of the Borrower other than (a) the Company or any of its Subsidiaries, (b) any natural person, (c) Goldman Sachs Lending Partners LLC or (d) Goldman Sachs Bank USA.

“Stabilized Property”: any Real Property that is a Development Property shall be considered a Stabilized Property upon the first to occur of (a) the date that is six full fiscal quarters following substantial completion (including issuance of a temporary or permanent certificate of occupancy for the improvements under construction permitting the use and occupancy for their regular intended uses) of such Real Property, and (b) the first day of the first fiscal quarter following the date on which such Development Property has achieved a Leased Rate of at least 85%.

“Stated Amount”: with respect to any Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar agreements between the parties to such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent”: Bank of America, N.A., in its capacity as syndication agent under this Agreement.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: with respect to each Lender, such Lender’s Initial Term Loan Commitment and/or, if applicable, Commitment in respect of Extended Term Loans of any Extension Series or New Term Loan Commitment with respect to any Class, as the context may require.

“Term Lender”: a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan”: collective or individually as the context may require, any (a) Initial Term Loan, (b) Extended Term Loan, (c) Additional Term Loan or (d) New Term Loan, in each case made pursuant to and in accordance with this Agreement.

“Term Loan Extension Request”: as defined in Section 2.14(h)(i).

“Term Loan Maturity Date”: (a) with respect to the Initial Term Loans, December 1, 2022; (b) with respect to any New Term Loans, the date set forth in the applicable Joinder Agreement; and (c) with respect to any Extended Term Loans, the date set forth in the applicable Extension Amendment.

“Total Asset Value”: at any time, the sum of (a) with respect to Qualified Assets, the sum of the Eligible Values at such time of each such Qualified Asset, (b) with respect to Real Property (other than any Qualified Asset) that is owned or ground leased by the Borrower or any Subsidiary and used in a business permitted under Section 8.3, the sum of the portion of EBITDA attributable to each such asset for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been received divided by the Capitalization Rate and (c) with respect to each operating asset (other than any Qualified Asset) owned by the Borrower or any Subsidiary and used in a business permitted under Section 8.3, the sum of the portion of EBITDA attributable to each such asset for the most recently ended fiscal quarter period of the Borrower for which financial statements have been received multiplied by (x) with respect to any limestone quarry operating asset, 6.0, or (y) with respect to any other operating asset, 8.0; provided, however, that for the purposes of calculating Total Asset Value, with respect to (i) any asset or Real Property acquired after the Closing Date, such asset or Real Property shall be valued at the purchase price paid for such asset or Real Property for the first 12 months following the date of acquisition thereof (and thereafter, valued in accordance with clause (b) or (c) above, as applicable) and (ii) any Development Property, until such Development Property becomes a Stabilized Property, such Development Property shall be valued at the lesser of (x) cost or (y) market value in accordance with GAAP (and once such Development Property becomes a Stabilized Property, valued in accordance with clause (b) above).

“Total Extensions of Credit”: at any time, the sum of (a) the aggregate principal amount of Revolving Loans (including, for the avoidance of doubt, any Revolving Credit Loans, Extended Revolving Credit Loans, Additional Revolving Credit Loans and New Revolving Credit Loans) outstanding at such time, (b) the aggregate amount of Letters of Credit Outstanding at such time and (c) the aggregate principal of Term Loans (including, for the avoidance of doubt, the Initial Term Loans and any Extended Term Loans and New Term Loans) outstanding at such time, in each case of clauses (a), (b) and (c), including any Permitted Refinancing thereof.

“Total Funded Indebtedness”: without duplication, all Indebtedness of the Company, the Borrower and their consolidated Subsidiaries other than Indebtedness incurred pursuant to Section 9.2(e) (but only so long as liability under such “bad-boy” guarantee has not been triggered), 9.2(h) or 9.2(o) of this Agreement.

“Total Indebtedness”: without duplication, all Indebtedness of the Company, the Borrower and their consolidated subsidiaries.

“Total Leverage Ratio”: as of the last day of any Reference Period, the ratio of (a) Total Indebtedness on such day to (b) Total Asset Value for such Reference Period.

“Total Revolving Credit Commitment”: the sum of the Revolving Credit Commitments of all the Lenders.

“ Traded Securities”: any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Tradewater Qualified Asset”: that certain facility located at 6500 Tradewater Parkway in Atlanta, Georgia.

“Transaction Costs”: all fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Transactions.

“ Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrower and each Loan Party of the Loan Documents (including this Agreement), the borrowing of the Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder, (b) the repayment in full of CMBS Loan Pool 2, the termination of all commitments to lend thereunder and the termination and release of all Guarantee Obligations and Liens in respect thereof, (c) the repayment in full of the Phoenix 2 Loan, the termination of all commitments to lend thereunder and the termination and release of all Guarantee Obligations and Liens in respect thereof and (d) the payment of the Transaction Costs.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unconsolidated Affiliate”: in respect of any Person, any other Person in whom such Person holds an investment in Capital Stock, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

“United States”: the United States of America.

“Unpaid Drawing”: as defined in Section 3.4(a).

“U.S. Person”: any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned”: with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than director’s qualifying shares and nominal holdings) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party, the Administrative Agent and, in the case of any U.S. Federal withholding Tax, any other applicable withholding agent.

Section 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless the context requires otherwise and except as otherwise expressly provided herein, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, refinanced, replaced, renewed, increased or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements, extensions, refinancings, replacements, renewals, increases or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f) All references to “knowledge” or “awareness” of any Loan Party or any Subsidiary thereof are to the actual knowledge of a Responsible Officer of such Loan Party or such Subsidiary.

Section 1.3. Classifications of Loans. For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., an “Existing Loan”, “Extended Loan”, or “New Term Loan”) or by Type (e.g., an “ABR Loan” or “Eurodollar Loan”).

Section 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of any Group Member or any Subsidiary thereof at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof.

Section 1.5. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or any sale, transfer or other Disposition of any material assets outside the ordinary course of business occurs, or any operational change or operational initiative is commenced, for purposes of determining compliance with the Financial Covenants or otherwise for purposes of determining the Total Leverage Ratio, EBITDA and Interest Expense, calculations with respect to such period shall be made on a Pro Forma Basis.

Section 1.6. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.7. Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each, an “ Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $325,000,000. Such Term Loans (x) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (y) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed. On the Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

(ii) Notwithstanding anything to the contrary contained herein, the funded portion of each Initial Term Loan ( i.e., the amount advanced in cash to the Borrower on the Closing Date) shall be equal to 98.00% of the principal amount of such Initial Term Loan (it being agreed that the Borrower shall be obligated to repay 100.00% of the principal amount of each Initial Term Loan, the Initial Term Loans shall amortize based on 100.00% of the principal amount thereof and interest shall accrue on 100.00% of the principal amount thereof, in each case as provided herein).

(b) Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable lending office (each such loan, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that (x) any of the foregoing such Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Loan Maturity Date, (ii) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (iii) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class and (y) after giving effect to any such Revolving Credit Loans, Availability shall be greater than or equal to $0.

Section 2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $500,000 in excess thereof (except that Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans that are Term Loans, five Borrowings of Eurodollar Loans that are Revolving Credit Loans and two additional Borrowings of Eurodollar Loans (whether New Term Loans or Incremental Revolving Credit Loans, as applicable) for each Incremental Facility.

Section 2.3. Notice of Borrowing.

(a) In the case of the Borrowing of Initial Term Loans to be made on the Closing Date, the Borrower shall give the Administrative Agent (i) prior to 2:00 p.m. (New York City Time), at least three Business Days’ prior written notice if such Initial Term Loans are to be Eurodollar Loans and (ii) prior to 2:00 p.m. (New York City time), on the day of such Borrowing prior written notice if such Initial Term Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Loans and, if the Term Loans are to include Eurodollar Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of Eurodollar Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b) Whenever the Borrower desires to incur Revolving Credit Loans (other than Borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent (i) prior to 2:00 p.m. (New York City Time), at least three Business Days’ prior written notice of each Borrowing of Eurodollar Loans that are Revolving Credit Loans and (ii) prior to 2:00 p.m. (New York City time), on the day of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (x) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (y) the date of Borrowing (which shall be a Business Day) and (z) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans that are Revolving Credit Loans and, in the case of Eurodollar Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(c) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(d) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower.

Section 2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) with respect to Eurodollar Loans and no later than 4:00 p.m. (New York City time) with respect to ABR Loans, in each case on the date specified in each Notice of Borrowing with respect to such Loans, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, the then-outstanding Initial Term Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Loan Maturity Date, the then-outstanding Revolving Credit Loans.

(b) The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then-outstanding amount of Extended Revolving Credit Loans. The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Initial Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately following Business Day) (each, an “Initial Term Loan Repayment Date”), a principal amount in respect of each of the Initial Term Loans made to the Borrower as is set forth opposite each Initial Term Loan Repayment Date (as such amount may be reduced as otherwise provided herein, including in connection with prepayments and Term Loan buybacks) (each, an “Initial Term Loan Repayment Amount”):

Date	Initial Term Loan
March 31, 2016	$812,500.00
June 30, 2016	$812,500.00
September 30, 2016	$812,500.00
December 31, 2016	$812,500.00
March 31, 2017	$812,500.00
June 30, 2017	$812,500.00
September 30, 2017	$812,500.00
December 31, 2017	$812,500.00
March 31, 2018	$812,500.00
June 30, 2018	$812,500.00
September 30, 2018	$812,500.00
December 31, 2018	$812,500.00
March 31, 2019	$812,500.00
June 30, 2019	$812,500.00
September 30, 2019	$812,500.00
December 31, 2019	$812,500.00
March 31, 2020	$812,500.00
June 30, 2020	$812,500.00
September 30, 2020	$812,500.00
December 31, 2020	$812,500.00
March 31, 2021	$812,500.00
June 30, 2021	$812,500.00
September 30, 2021	$812,500.00
December 31, 2021	$812,500.00
March 31, 2022	$812,500.00
June 30, 2022	$812,500.00
September 30, 2022	$812,500.00
Term Loan Maturity Date	Remaining outstanding amounts

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Incremental Revolving Credit Loans are made, such Incremental Revolving Credit Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Revolving Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(h)(i), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Term Loan Repayment Date, an “ Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Term Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Extended Revolving Credit Loans are established, such Extended Revolving Credit Loans shall, subject to Section 2.14(h)(ii), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Revolving Credit Repayment Date, an “Extended Revolving Credit Loan Repayment Amount”) and on the dates (each, an “ Extended Revolving Credit Repayment Date”) set forth in the applicable Extension Amendment.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Extended Term Loan or Revolving Loan (and, as applicable, the relevant Class thereof), as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g) The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit E or Exhibit F, as applicable, evidencing the Initial Term Loans, New Term Loans and/or Revolving Loans, respectively, owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of one Type or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing

Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior to 2:00 p.m. (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to Eurodollar Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day prior in the case of a conversion into ABR Loans, a Conversion/Continuation Notice specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in Section 2.6(a), the Borrower shall be deemed to have elected to convert such Borrowing of Eurodollar Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

Section 2.7. Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages with respect to the applicable Class. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders of the relevant Class pro rata on the basis of their then-applicable New Term Loan Commitments for the applicable Class. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments for the applicable Class. Each Borrowing of Extended Revolving Credit Loans under this Agreement shall be made by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Extended Revolving Credit Commitments for the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligation, under any Loan Document.

Section 2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Eurodollar Loans plus the relevant Eurodollar Rate.

(c) If all or a portion of (i) the principal amount of any Loan or any Unpaid Drawing shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), (ii) any interest payable on the principal amount of any Loan shall not be paid when such interest becomes due or (iii) any other amount payable hereunder shall not be paid when such amount becomes due, such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three- month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid) in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

Section 2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Conversion/Continuation Notice in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one (1), two (2), three (3) or six (6) month period (or if available to all the Lenders making such Eurodollar Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve (12) month period or period shorter than one (1) month).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day.

Section 2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Term Loan Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Borrowing of Eurodollar Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) because of any Change in Law; or

(iii) at any time after the Closing Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurodollar market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower, and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Conversion/Continuation Notice given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Conversion/Continuation Notice with respect to the affected Eurodollar Loan has been submitted pursuant to Section 2.3 but the affected Eurodollar Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the credit facilities provided pursuant to this Agreement. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice. The agreements in this Section 2.10(c) and with respect to the Borrower’s payment obligations arising from Section 2.10(a)(ii) shall, subject to Section 2.13, survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

(d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes.

Section 2.11. Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 2.15, 5.1 or 5.2, as a result of acceleration of the maturity of the Loans pursuant to Article X or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Conversion/Continuation Notice, (d) any Eurodollar Loan is not continued as a Eurodollar Loan, as the case may be, as a result of a withdrawn Conversion/Continuation Notice or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The agreements in this Section 2.11 shall, subject to Section 2.13, survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

Section 2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14. Incremental Facilities; Extensions.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (v) increases in the amount of Term Loans of any Class (“Additional Term Loans”), (w) additional tranches of term loans secured on a pari passu basis and pari passu in right of payment with the Initial Term Loans (which may be effected as additional term loans under an existing Class of Term Loans) (the commitments thereto, the “New Term Loan Commitments”), (x) increases in Revolving Credit Commitments of any Class (the “Revolving Credit Commitment Increases”), and/or (y) additional tranches of Revolving

Credit Commitments secured on a pari passu basis and pari passu in right of payment with the Initial Revolving Credit Commitments (the “New Revolving Credit Commitments” and, together with the Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments”; the Incremental Revolving Credit Commitments, together with the New Term Loan Commitments and commitments in respect of Additional Term Loans, the “New Loan Commitments”) or (z) Alternative Incremental Facility Debt, in an aggregate amount not in excess of the Maximum Incremental Facilities Amount and, in the case of any New Loan Commitment, not less than $25,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and the aggregate amount of all such New Loan Commitments and Alternative Incremental Facility Debt obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective or on which the Loans in respect thereof and/or the Alternative Incremental Facility Debt shall be issued, as the case may be. In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent a certificate certifying that the New Loan Commitments and/or Alternative Incremental Facility Debt do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that (x) any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment and/or Alternative Incremental Facility Debt, (y) no Person approached shall become a Lender without the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) if required pursuant to Section 12.6(b) and (z) the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any New Loan Commitments or commitments in respect of any Alternative Incremental Facility Debt. In each case, such New Loan Commitments shall become effective, and the related Incremental Loans made, as of the applicable Increased Amount Date; provided that (i) no Event of Default (except in connection with a New Term Loan Commitment incurred in connection with a Permitted Acquisition, in which case no Event of Default under Section 10.1(a) or (h)) shall exist on such Increased Amount Date before and after giving effect to such New Loan Commitments (provided, however, that this clause (i) shall not apply in connection with the incurrence of any Alternative Incremental Facility Debt), (ii) each of the representations and warranties made by or on behalf of any Group Member in or pursuant to the Loan Documents (except in connection with a Permitted Acquisition or other permitted Investment, in which case customary “specified representations” and those representations and warranties set forth in the related acquisition agreement that are material to the interests of the Lenders) shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on such Increased Amount Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date), before and after giving effect to such New Loan Commitments, as if made on and as of such Increased Amount Date (provided, however, that this clause (ii) shall not apply in connection with the incurrence of any Alternative Incremental Facility Debt), (iii) after giving effect to such Incremental Loans, Availability shall be equal to or greater than

$0, (iv) there shall be no more than four tranches of New Loan Commitments or Alternative Incremental Facility Debt outstanding at any one time, (v) the New Loan Commitments shall be effected pursuant to one or more joinders to this Agreement (each, a “Joinder Agreement”) executed and delivered by the Borrower and the Administrative Agent and the Additional Revolving Loan Lender or New Term Loan Lender, as applicable, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e) and (vi) to the extent that any New Loan Commitments are used to refinance all or any portion of CMBS Loan Pool 1-A, CMBS Loan Pool 1-B and/or CMBS Loan Pool 1-C, the Real Property underlying any such CMBS Financings, as applicable, shall upon the closing of such transaction or promptly thereafter (and in any event within thirty (30) days of the time of the consummation of such refinancing and the effectiveness of such New Loan Commitments or such longer period as otherwise agreed in the sole discretion of the Administrative Agent) be added as Eligible Owned Assets hereunder and the Subsidiaries of the Borrower owning such Real Property shall become Qualified Asset Guarantors, in each case in accordance with Section 8.10. No Lender shall have any obligation to provide any New Loan Commitments or Alternative Incremental Facility Debt pursuant to this Section 2.14(a).

(b) On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction or waiver of the foregoing terms and conditions, with respect to Revolving Credit Commitment Increases, (i) each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with a Revolving Credit Commitment Increase (each, an “Additional Revolving Loan Lender”), and each of the Additional Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and Additional Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such Revolving Credit Commitment Increase to the Revolving Credit Commitments and the participations in respect of Letters of Credit of such Class shall be reallocated so that such participations are held ratably among the Lenders of such Class in accordance with their commitments after giving effect to the addition of such Revolving Credit Commitment Increase, and (ii) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the assignments described in clause (i) of this paragraph (b).

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Class are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Class shall make a Loan to the Borrower (a “New Term Loan” and, together with the Incremental Revolving Credit Loans and the Additional Term Loans, the “ Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Class, and (ii) each New Term Loan Lender of any Class shall become a Lender hereunder with respect to the New Term Loan Commitment of such Class and the New Term Loans of such Class made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Class shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower; provided that:

(i) the maturity date of each Class shall be no earlier than the Term Loan Maturity Date of the Initial Term Loans;

(ii) the Weighted Average Life to Maturity of all New Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans;

(iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, prepayment terms and premiums, maturity date (subject to clauses (i) and (ii)), and amortization schedule (subject to clause (ii)) applicable to any New Term Loans shall be determined by the Borrower and the Lenders thereunder; provided that, if the Effective Yield for such New Term Loans exceeds the Effective Yield in respect of the Initial Term Loans, the Applicable Margin in respect of the Initial Term Loans shall be increased to be equal to the Effective Yield in respect of the New Term Loans; provided further that any increase in the Applicable Margin in respect of the Initial Term Loans required pursuant to this clause (d) and resulting from the application of any pricing “floor” to any New Term Loans solely to the extent required by the proviso in the definition of “Effective Yield” shall be effected solely through an increase in such pricing “floor”, if any, applicable to the Initial Term Loans; and

(iv) such terms and documentation are not materially more restrictive (as determined in good faith by the Borrower taken as a whole) than the Initial Term Loans (except to the extent permitted by clause (i), (ii) or (iii) above) unless (x) they shall be reasonably satisfactory to the Administrative Agent, (y) the Initial Term Loan Lenders also receive the benefit of such more restrictive terms or (z) such more restrictive terms apply only after the Maturity Date of the Initial Term Loans (it being understood that, to the extent any Previously Absent Financial Maintenance Covenant is added for the benefit of any New Term Loans, no consent will be required from the Administrative Agent or any Lender to the extent that such Previously Absent Financial Maintenance Covenant is also added for the benefit of all of the Loans).

(e) The terms and provisions of the New Revolving Credit Commitments and Incremental Revolving Credit Loans thereunder shall be on terms and documentation set forth in the Joinder Agreement determined by the Borrower; provided that:

(i) any such New Revolving Credit Commitments or Incremental Revolving Credit Loans shall not (x) mature earlier than, or have a Weighted Average Life to Maturity shorter than, the Maturity Date and Weighted Average Life to Maturity, respectively, applicable to the Initial Revolving Credit Commitments and related Revolving Credit Loans at the time of incurrence of such New Revolving Credit Commitments or (y) require any scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date at the time of incurrence of such New Revolving Credit Commitments;

(ii) assignments and participations of New Revolving Credit Commitments and Incremental Revolving Credit Loans thereunder shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the applicable Increased Amount Date;

(iii) any New Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to such Increased Amount Date;

(iv) subject to the provisions of Section 3.12 all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments of the same Class in accordance with their percentage of such Revolving Credit Commitments on the applicable Increased Amount Date (and except as provided in Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued in respect of such Class);

(v) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class;

(vi) the borrowing and repayment (except for (1) payments of interest and fees at different rates on New Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the New Revolving Credit Commitments, and (3) repayment made in connection with a permanent repayment and termination of New Revolving Credit Commitments (subject to clause (v) above)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date;

(vii) the pricing, fees and maturity (subject to clause (i)) shall be determined by the Borrower and the Incremental Revolving Loan Lenders thereunder; provided that if the Effective Yield for such New Revolving Credit Loans exceeds the Effective Yield in respect of the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments by more than 0.50%, the Applicable Margin in respect of the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments shall be increased to be equal to the Effective Yield in respect of the New Revolving Credit Loans minus 0.50%; provided further that any increase in the Applicable Margin in respect of the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments required pursuant to this clause (vii) and resulting from the application of any pricing “floor” to any New Revolving Credit Loans solely to the extent required by the proviso in the definition of “Effective Yield” shall be effected solely through an increase in such pricing “floor”, if any, applicable to the Revolving Credit Loans in respect of the Initial Revolving Credit Commitments; and

(viii) the other terms of any New Revolving Credit Commitments may be different than those of the Initial Revolving Credit Commitments and the related Revolving Credit Loans; provided that if such terms are materially more restrictive (as determined in good faith by the Borrower), taken as a whole, than those of the Initial

Revolving Credit Commitments and the related Revolving Credit Loans (except with respect to pricing, fees and maturity), then (x) such more restrictive terms shall be reasonably satisfactory to the Administrative Agent, (y) the initial Revolving Credit Lenders shall also receive the benefit of such more restrictive terms or (z) such more restrictive terms shall apply only after the Maturity Date of the Initial Revolving Credit Commitments and the related Revolving Credit Loans (it being understood that that such terms and conditions shall not be deemed to be “materially more restrictive” solely as a result of the addition of a Previously Absent Financial Maintenance Covenant so long as such Previously Absent Financial Maintenance Covenant is added for the benefit of each Class of Loans (provided, however, that if the Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant applicable only to the revolving credit facilities, the Previously Absent Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness shall not be deemed “materially more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities)).

(f) No loans to be made pursuant to any New Loan Commitments or any Alternative Incremental Facility Debt may be secured by any collateral that is not Collateral or guaranteed by any subsidiaries that are not Guarantors.

(g) Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.14, including, in the case of the Additional Term Loans, the allocation of interest periods ratably among all Loans of such Class. The Borrower may use the proceeds of the Incremental Loans in accordance with Section 6.14.

(h) (i) The Borrower may at any time and from time to time request that all or a portion (but in no event less than a majority of the aggregate principal amount of the Term Loans outstanding at such time) of the Term Loans of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(h). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Term Loan Maturity Date for the Initial Term Loans (a “Permitted Other Provision”); provided, however, that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(h) below), (y)(A) the interest margins, rate floors, fees, discounts and prepayment premiums with respect to the Extended Term Loans may be higher or lower than the interest margins, rate floors, fees, discounts and prepayment premiums for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or “applicable high yield discount obligation” payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision applies only after the Term Loan Maturity Date for the Initial Term Loans and (z) no such extension may become effective unless the holders of a majority of the aggregate principal amount of Term Loans outstanding at such time agrees to have its Term Loans converted into Extended Term Loans pursuant to such Term Loan Extension Request. Subject to the provisions set forth in Sections 5.1 and 5.2, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii) The Borrower may at any time and from time to time request that all or a portion (but in no event less than a majority of the aggregate principal amount of the Revolving Credit Commitments outstanding at such time) of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(h); provided that no such extension may become effective unless the holders of a majority of the aggregate principal amount of Revolving Credit Commitments outstanding at such time agrees to have its Revolving Credit Commitment converted into Extended Revolving Credit Commitments. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Commitments receive the benefit of such more restrictive terms or (y) any such provisions apply after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (I) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (II)(A) the interest margins, rate floors, fees, discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins, rate floors, fees, discounts and prepayment premiums for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (III) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(h) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 12.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted or exchanged into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert or exchange into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted or exchanged to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election or as may otherwise be agreed to in the applicable Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment, such Extended Revolving Credit Commitment shall not be treated more favorably than all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Article III, except that the applicable Extension Amendment may provide that the L/C Maturity Date may be extended and the related obligation to issue Letters of Credit may be continued so long as the applicable Letter of Credit Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(h)(iv) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.14(h)(i), each Extension Amendment shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof). Notwithstanding anything to the contrary in this Section 2.14(h) and without limiting the generality or applicability of Section 12.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(h)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 12.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(i) In addition to the foregoing, the Borrower shall have one (1) option to extend the Initial Revolving Loan Maturity Date for a period of twelve (12) months upon the satisfaction of the following conditions precedent: (A) the Administrative Agent shall have received written notice of the Borrower’s intent to exercise such extension option not more than 180 days and not less than 90 days prior to the Initial Revolving Credit Maturity Date; (B) as of the date of the Borrower’s delivery of its intent to exercise the extension option, and as of the Initial Revolving Loan Maturity Date, no Default or Event of Default shall have occurred and be continuing (and the Borrower shall so certify in writing); (C) as of the date of the Borrower’s delivery of its intent to exercise the extension option, and as of the Initial Revolving Loan

Maturity Date, all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date) and the Borrower shall be in compliance with all covenants set forth in the Loan Documents on a Pro Forma Basis (and shall provide a certificate as evidence of such compliance); and (D) on or prior to the Initial Revolving Credit Maturity Date, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders a fee in an amount equal to 0.15% of the then aggregate Revolving Credit Commitments of all Revolving Credit Lenders, along with all of the Administrative Agent’s reasonable costs and expenses (including, without limitation, reasonable costs of counsel) in connection with such extension.

(j) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

Section 2.15. Replacement of Lenders or Termination of Commitments Under Certain Circumstances.

(a) The Borrower shall be permitted (x) to replace any Lender with a replacement bank or other financial institution or (y) to terminate the Commitment of a Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender; provided that (i) such replacement or termination does not conflict with any Requirement of Law, (ii) no Event of Default under Section 10.1(a) or (h) shall have occurred and be continuing at the time of such replacement or termination, (iii) the Borrower shall repay (or in the case of a replacement, the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11 or 5.4, as the case may be, owing to such replaced or terminated Lender prior to the date of replacement or termination, as the case may be, (iv) any replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) any replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 12.6(b), (vi) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6(b)

(provided that the failure of any such replaced Lender to execute an assignment shall not render such assignment invalid and such assignment shall be recorded in the Register), (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (viii) such replacement bank or institution would not have been entitled to reimbursement or have been affected as provided in (a) or (b) above.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or more than 50% of the directly and adversely affected Lenders) shall have granted their consent or if a Lender rejects (or is deemed to reject) the Extension Election under Section 2.14, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 12.6(b)) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b) (it being understood that such amount shall only be required to be paid (i) if such Lender with Initial Term Loans is required to assign such Initial Term Loans under this Section 2.15(b) in connection with a Repricing Transaction and (ii) to the extent such Initial Term Loans are subject to a Repricing Transaction). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.15 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 12.1); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 12.1, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the Letter of Credit Exposure (other than any portion thereof attributable to Unpaid Drawings with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 3.4) of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Credit Commitments and (B) the conditions set forth in Section 7.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Letter of Credit Issuers the portion of such Defaulting Lender’s Letter of Credit Exposure that has not been reallocated in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure for so long as such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized;

(iv) if any portion of the Letter of Credit Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 4.1(a) and 4.1(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any other Lender hereunder, all participation fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuers (and allocated among them ratably based on the amount of such Defaulting Lender’s Letter of Credit Exposure attributable to Letters of Credit issued by each Letter of Credit Issuer) until and to the extent that such Letter of Credit Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral provided by the Borrower in accordance with Section 2.16(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that (i) a Lender-Related Distress Event shall occur following the date hereof and for so long as such Lender-Related Distress Event shall continue or (ii) any Letter of Credit Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Letter of Credit Issuer shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Letter of Credit Issuer shall have entered into arrangements with the Borrower or the applicable Lender, satisfactory to such Letter of Credit Issuer to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Administrative Agent, the Borrower and each Letter of Credit Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused the applicable Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(g) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative

Agent hereunder; second, in the case of a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, other than in the case of a Term Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 3.8, the Letter of Credit Issuer’s potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Subsidiaries pursuant to any Specified Swap Agreement with such Defaulting Lender as certified by a Responsible Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.16(g). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III. LETTERS OF CREDIT

Section 3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Article III, to issue from time to time from the Closing Date through the L/C Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of any Subsidiary of the Borrower) letters of credit (the “Letters of Credit ” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion. Each letter of credit listed on Schedule 3.1A shall be deemed to constitute a Letter of Credit issued by JPMorgan Chase Bank, N.A. hereunder.

(b) Notwithstanding the foregoing, (x) no Letter of Credit shall be issued the Stated Amount of which would cause Availability to be less than $0 and (y) (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof (except as set forth in Section 3.2(d)) and (y) the L/C Maturity Date; provided that, notwithstanding the foregoing, a Letter of Credit may have an expiration date (A) occurring later than the L/C Maturity Date to the extent agreed upon by the Administrative Agent, the applicable Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized, the Revolving Credit Lenders and (B) up to one year after the L/C Maturity Date if, not later than ninety (90) days prior to the L/C Maturity Date, the Borrower provides cash collateral acceptable to all Letter of Credit Issuers in an amount equal to 102% of the aggregate face amount available to be drawn under all Letters of Credit with expiration dates after the L/C Maturity Date); (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vi) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Loan Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1; (vii) the Letters of Credit Outstanding in respect of JPMorgan Chase Bank, N.A. shall not exceed $40,000,000 at any time without its consent; and (viii) the Letters of Credit Outstanding in respect of Bank of America, N.A. shall not exceed $40,000,000 at any time without its consent.

(c) Upon at least two Business Days’ prior written notice to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

(d) No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder);

(ii) the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by such Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 (or such lower amount as may be agreed to by such Letter of Credit Issuer), in the case of a commercial Letter of Credit, or $100,000 (or such lower amount as may be agreed to by the Letter of Credit Issuer), in the case of a standby Letter of Credit;

(iv) such Letter of Credit is denominated in a currency other than Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(e) a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s Fronting Exposure.

(f) No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g) No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) Each Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and each Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included such Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Letter of Credit Issuer.

Section 3.2. Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three Business Days (or such other period as may be agreed upon by the Borrower and such

Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Letter of Credit Issuer, by personal delivery or by any other means acceptable to such Letter of Credit Issuer.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the Stated Amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the identity of the applicant; and (viii) such other matters as such Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to such Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c) Unless a Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 7.1 (solely with respect to any Letter of Credit issued on the Closing Date) and 7.2 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of a Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.

(d) If the Borrower so requests in any Letter of Credit Request, a Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit

Issuer; provided, however, that such Letter of Credit Issuer shall not permit any such extension if

(A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7.2 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

Section 3.3. Letter of Credit Participations.

(a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of any Letter of Credit Issuer in respect of each Letter of Credit issued hereunder.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of a Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f) If any payment received by the Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any circumstance (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the

Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 3.4. Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless such Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by a Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time (which interest will accrue at the Default Rate in accordance with Section 2.8(c)); provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purposes of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the relevant Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligation of the Borrower to reimburse each Letter of Credit Issuer for each drawing under each Letter of Credit issued by such Letter of Credit Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, relevant Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(c) waiver by the relevant Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Borrower (or any Subsidiary of the Borrower) or any waiver by the relevant Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or any Subsidiary of the Borrower);

(d) any payment made by the relevant Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(e) any payment by the relevant Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(f) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(g) any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or an equitable discharge of, or provide a right of set off against, the Borrower’s obligations hereunder (or any Subsidiary of the Borrower) (other than the defense of payment or performance).

(i) The foregoing shall not be construed to excuse any Letter of Credit Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), such Letter of Credit Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 3.5. Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to any Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any such increase or reduction attributable to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or any Subsidiary of the Borrower))), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Letter of Credit Issuer or an L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no Lender or Letter of Credit Issuer shall be entitled to seek compensation under this Section 3.5 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Letter of Credit Issuer (in such Lender’s or Letter of Credit Issuer’s reasonable determination) is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.5.

Section 3.6. New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer (with the agreement to become a successor issuer of Letters of Credit or a new Letter of Credit Issuer to be in the sole discretion of such Lender), as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and (d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of

Credit Issuer hereunder. After the resignation or replacement of any Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall Cash Collateralize the outstanding Letters of Credit issued by such resigning or replaced Letter of Credit Issuer (at 102% of the face amount thereof) or cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent there are, at the time of any resignation or replacement as set forth in Section 3.6(a), any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in Section 3.6(a).

Section 3.7. Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 3.8. Cash Collateral.

(a) Certain Credit Support Events. Upon the written request of the Administrative Agent or a Letter of Credit Issuer, if (i) as of the L/C Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 10.1, or (iii) the provisions of Section 2.16(c)(ii) are in effect, to the extent the applicable L/C Obligation has not already been Cash Collateralized in accordance with the terms hereof, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or such Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(c)(ii) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant to this Section 3.8(b) and in the possession of the Administrative Agent, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the relevant Letter of Credit Issuer as herein provided, other than Liens permitted by Section 9.3, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent (with such interest, to the extent not applied pursuant to Section 3.8(c), accruing for the benefit of the Borrower). The Borrower shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2 or 10.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following ( i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the relevant Letter of Credit Issuer that there exists excess Cash Collateral.

Section 3.9. Governing Law; Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, (i) the rules of the ISP shall apply to each standby Letter of Credit (or UCP if required, subject to the applicable Letter of Credit Issuer’s approval), and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial applicable Letter of Credit. Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to the Borrower for, and no Letter of Credit Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

Section 3.11. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of the Borrower inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Borrower’s Subsidiaries.

Section 3.12. Provisions Related to Extended Revolving Credit Commitments. If the L/C Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then, unless the maturity date of such Letter of Credit has already been extended in accordance with Section 3.1 of this Agreement, (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the L/C Maturity Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit and the maximum Letters of Credit Outstanding applicable to each Letter of Credit Issuer, may each be reduced as agreed between the Letter of Credit Issuers and the Borrower, without the consent of any other Person.

ARTICLE IV. FEES; COMMITMENT REDUCTIONS AND TERMINATIONS

Section 4.1. Fees.

(a) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December (for the three- month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of its Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Eurodollar Rate Revolving Credit Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December and (y) on the Revolving Credit Termination Date. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(c) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(d) Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) of (i) with respect to each commercial Letter of Credit, the greater of (a) $500 and (b) 0.125% per annum of the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, the greater of (a) $500 and (b) for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, an amount computed at the rate per annum agreed with the applicable Letter of Credit Issuer for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the first Business Day after the end of each of March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized (at 102% of the face amount thereof).

(e) Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the processing charge that the Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

Section 4.2. Voluntary Reduction of Revolving Credit Commitments.

(a) Upon at least two Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(h), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(h) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender or such other Lenders pursuant to Section 2.15 to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(g) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

Section 4.3. Mandatory Termination of Commitments.

(a) The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

(b) The Revolving Credit Commitments shall terminate at 12:00 p.m. (New York City time) on the Revolving Loan Maturity Date.

ARTICLE V. PAYMENTS

Section 5.1. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Loans, including Term Loans and Revolving Credit Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of Eurodollar Loans, three Business Days prior to, and (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Eurodollar Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurodollar Loans, and (3) in the case of any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(h), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify; provided that, in the event the Borrower does not specify the manner in which any prepayment of Term Loans shall be applied, such prepayment amount shall be applied to reduce the Repayment Amounts in the direct order of maturity and on a pro rata basis among Term Loan Classes. All prepayments under this Section 5.1 shall also be subject to the provisions of Sections 5.2(d) and 5.2(e).

(b) In the event that, prior to the first anniversary of the Closing Date, the Borrower (i) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction the effect of which is to decrease the Effective Yield on such Initial Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the effect of which is to decrease the Effective Yield on such Initial Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of each Lender with outstanding Initial Term Loans, (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of such prepayment or the effectiveness of such amendment, as applicable.

Section 5.2. Mandatory Prepayments.

(a) Availability Prepayments. If for any reason on any date Availability is less than $0, the Borrower shall forthwith repay on such date the Loans (including L/C Borrowings) and/or Cash Collateralize the Letters of Credit Outstanding in an aggregate amount necessary to cause Availability to be greater than or equal to $0. Each prepayment pursuant to the foregoing sentence shall be applied, first, to the outstanding Revolving Loans (without any permanent reduction of the Revolving Credit Commitments) until paid in full, second, to Cash Collateralize the Letters of Credit Outstanding and, third, to the outstanding Term Loans.

(b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(c) Application to Repayment Amounts. Each prepayment of Term Loans required by Section 5.2(a) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof; provided that if any Class of Extended Term Loans have been established hereunder, the Borrower may allocate such prepayment in its sole discretion to the remaining Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted (except, as to Term Loans made pursuant to a Joinder Agreement, as otherwise set forth in such Joinder Agreement). With respect to each such prepayment, the Borrower shall forthwith give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender, or Extended Term Loan Lender, as applicable.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, specify the order of prepayment (or, if not specified, in direct order of maturity) and designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Loans required by Section 5.2(a) or Section 5.2(b), the Borrower may, if applicable, designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such

Loans; and (y) notwithstanding the provisions of the preceding clause (x), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

Section 5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Loan Document shall, unless otherwise specified in such Loan Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or L/C Participations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or L/C Participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the applicable Class of Loans or L/C Participations, as applicable, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and L/C Participations, as applicable, and other amounts owing them; provided that the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Participations to any assignee or participant (including the Borrower) in a transaction that complies with the terms of Section 12.6.

(d) To the extent it may effectively do so under applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation in accordance with and subject to the terms of Section 12.7(b).

Section 5.4. Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii) If any Loan Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of paragraph (a) or (b) above, the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the nature and amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as is practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(ii)(A), 5.4(e)(ii)(B) or 5.4(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent two (2) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Lender that is not a U.S. Person (a “Non-U.S. Lender”) that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) two (2) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) two (2) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successors thereto);

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any applicable intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any

Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) For the avoidance of doubt, for purposes of this Section 5.4, the term Lender includes each Letter of Credit Issuer and the term “applicable law” includes FATCA.

(i) Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.5. Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be, unless ABR is determined by reference to clause (c) thereof, in which case 360 days) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

Section 5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Letter of Credit Issuers and the Lenders to enter into this Agreement and to make the Loans and to issue the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent, each Letter of Credit Issuer and each Lender that (provided that for purposes of Sections 6.1, 6.3, 6.4, 6.5, 6.9, 6.10, 6.12, 6.16 and 6.18, the Company shall be deemed to be a Loan Party):

Section 6.1. Financial Condition. The financial statements delivered pursuant to Section 7.1(b) other than the Pro Forma Balance Sheet present fairly, in all material respects, the consolidated financial condition of such Person and its consolidated Subsidiaries as of the date of each such financial statement. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved except to the extent provided in the notes to such financial statements, subject to year- end audit adjustments. Each Lender, each Letter of Credit Issuer and the Administrative Agent hereby acknowledges and agrees that the Company, the Borrower (or any direct or indirect parent company) and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof or as otherwise required by the Borrower’s accountants, in each case solely as a result of the facts disclosed to the Lead Arrangers prior to the Closing Date, and that such restatements will not result in a Default or an Event of Default under the Loan Documents. The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2015 (including any notes thereto) (the “Pro Forma Balance Sheet” and such date, the “Pro Forma Balance Sheet Date”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions. The Pro Forma Balance Sheet has been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date of delivery thereof to the Administrative Agent and as of the date hereof, and, subject to the qualifications and limitations contained in the notes attached thereto, presents fairly in all material respects on a pro forma basis, the estimated financial position of the Company and its consolidated Subsidiaries as at the Pro Forma Balance Sheet Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

Section 6.2. No Change. Since December 31, 2014, there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to do business in, and in good standing under the laws of, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to enter into and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan

Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (b) filings to perfect the Liens created under the Collateral Documents and to release existing Liens or (c) consents, authorizations, filings and notices, the failure of which to do so obtain or make could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Material Contract or any Governing Document of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Material Contract (other than the Liens created by the Collateral Documents or Liens permitted pursuant to Section 9.3).

Section 6.6. Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7. Ownership of Property; Liens. (a) Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property that is material to its business, and good title to, or a valid leasehold interest in or the right to use, all its other property that is material to its business, in each case other than (x) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, or (y) in the case of assets other than Qualified Assets, where the failure to have such title, interest or other right to use would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 9.3.

(b) Schedule 6.7B sets forth a list of all Qualified Assets. All such Qualified Assets satisfy the Eligibility Criteria with respect to the applicable category of Qualified Assets.

Section 6.8. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that the failure to so own or license such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in each case that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim in each case that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that such infringements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9. REIT Status; Taxes. The Company (i) qualifies as a “real estate investment trust” as defined in Section 856 of the Code for U.S. Federal income tax purposes (a “REIT”), (ii) has elected to be treated as a REIT and has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a REIT has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code , and (v) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), except where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect; no Tax Lien has been filed with respect to assets of any Group Member that is not permitted by Section 9.3, and as of the Closing Date, to the knowledge of the Company or the Borrower, no claim is being asserted with respect to any such Taxes, fees or other charges of any Group Member that could reasonably be expected to have a Material Adverse Effect.

Section 6.10. Federal Regulations. (a) No part of the proceeds of any Loans or Letters of Credit, and no other extensions of credit hereunder, will be used by any Loan Party (i) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (ii) for any purpose that violates the provisions of the Regulations of the Board.

(b) Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or extending credit for the purpose of “buying” or “carrying” “margin stock”.

Section 6.11. ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (b) no ERISA Event has occurred or is reasonably expected to occur.

Section 6.12. Investment Company Act. No Group Member is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.

Section 6.13. Subsidiaries. As of the Closing Date, (a) Schedule 6.13 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Group Member and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member or any Subsidiary of a Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors and (ii) directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

Section 6.14. Use of Proceeds. The Borrower has not used the proceeds of any Loan or Letter of Credit in any manner in violation of Section 8.11.

Section 6.15. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability;

(b) no Group Member has received any written notice from any Person alleging, or knows of any basis for, any Environmental Liability with regard to any Group Member, the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of to, at or from the Properties by or on behalf of any Group Member in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability, nor have any Materials of Environmental Concern been generated, used, treated or stored at, on or under any of the Properties in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability;

(d) no claim, proceeding, suit, action or, to the knowledge of the Borrower, investigation is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Borrower, will be named as a party, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e) there has been no Release of or exposure to nor, to the knowledge of the Borrower, threat of Release of Materials of Environmental Concern at, in, on, under or from the Properties or any other location that would reasonably be expected to give rise to any Environmental Liability;

(f) neither the Group Members nor their respective operations at the Properties have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; and

(g) no Group Member has retained or assumed (by contract or operation of law) any Environmental Liability of any other Person or with respect to any former or predecessor operations or properties.

Section 6.16. Accuracy of Information, Etc. The Confidential Information Memorandum and all other written factual information contained in this Agreement, any other Loan Document or any other document or certificate heretofore furnished by or on behalf of any Loan Party to the Administrative Agent, the Letter of Credit Issuers or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature concerning the Loan Parties and their Subsidiaries, taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were or are made, supplemented or updated from time to time. The projections contained in the materials referenced above will have been prepared in good faith based upon reasonable assumptions believed by management of the Loan Parties to be reasonable at the time made and at the time such projections are made, it being recognized by the Administrative Agent, the Letter of Credit Issuers and the Lenders that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

Section 6.17. Collateral Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law). In the case of the “Pledged Equity Interests” described and defined in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Equity Interests are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), the security interest granted pursuant to the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

Section 6.18. Anti-Corruption Laws and Sanctions. The Company and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company, the Borrower, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the other Group Members and their respective officers and employees and, to the knowledge of the Company and the Borrower after reasonable due diligence, their respective directors and agents, are in compliance with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or, to the knowledge or the Borrower or such Subsidiary after reasonable due diligence, any of their respective directors, officers or employees, (i) is a Sanctioned Person, (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate any Anti-Terrorism Laws. All borrowings, use of proceeds and other transactions contemplated by this Agreement will comply with applicable Sanctions in all respects, and no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws (including the Foreign Corrupt Practices Act of 1977).

Section 6.19. Labor Matters. As of the Closing Date, except as could not reasonably be expected to have a Material Adverse Effect: (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (ii) the hours worked by and payments made to employees of each of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (iii) all payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

Section 6.20. Solvency. The Borrower and its Subsidiaries on a consolidated basis are and, as of the Closing Date, immediately after the consummation of the Transactions on the Closing Date, and giving effect to the rights of indemnification, subrogation and contribution under the Guarantee and Collateral Agreement, will be, Solvent.

Section 6.21. Insurance. Schedule 6.21 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, the insurance of the Group Members is in full force and effect and all premiums owing as of the Closing Date in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Group Members is in such amounts (with no greater risk retention) and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate.

ARTICLE VII. CONDITIONS PRECEDENT

Section 7.1. Conditions to Initial Extension of Credit. The obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived:

(a) Credit Agreement; Collateral Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A;

(ii) the Guarantee and Collateral Agreement, executed and delivered by the Administrative Agent and the Loan Parties;

(iii) a Borrowing Base Certificate as of the end of the most recently ended fiscal quarter of the Borrower ended at least 45 calendar days prior to the date hereof, duly executed by a Responsible Officer of the Borrower; and

(iv) With respect to each Eligible Owned Asset and Eligible Ground Leased Asset owned or leased as of the Closing Date and included in the Aggregate Borrowing Base Amount determined by reference to the Borrowing Base Certificate delivered pursuant to clause (a)(iii) above, an Acceptable Appraisal with respect to such Qualified Asset.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2014, (ii) unaudited interim consolidated financial statements of the predecessor group for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, and (iii) the Pro Forma Balance Sheet.

(c) No Material Adverse Effect. There shall not have occurred since December 31, 2014, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) Lien Searches and Perfection Certificate. The Administrative Agent shall have received (i) the results of a recent Lien search with respect to the Borrower and each other Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 9.3 or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent and (ii) a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(e) Fees. The Lenders and the Administrative Agent shall have received all invoiced fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, in each case, to the extent invoiced at least three Business Days prior to the Closing Date. All such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Borrower and each other Loan Party, dated the Closing Date and satisfactory in form and substance to the Administrative Agent, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the secretary or any assistant secretary of the Borrower or such Loan Party.

(g) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of the Borrower and each other Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Collateral Documents, certified by the secretary or an assistant secretary of the Borrower or such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of the Borrower or such Loan Party pursuant to Section 7.1(f) and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(h) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Borrower and each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party, as applicable, executing any Loan Document, which certificate shall be included in the certificate delivered in respect of the Borrower or such Loan Party pursuant to Section 7.1(f), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be executed by a Responsible Officer and the secretary or any assistant secretary of the Borrower or such Loan Party.

(i) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the Borrower and each other Loan Party certified as of a recent date as complete and correct copies thereof by the secretary or an assistant secretary of the Borrower or such Loan Party, which certification shall be included in the certificate delivered in respect of the Borrower or such Loan Party pursuant to Section 7.1(f).

(j) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing and/or existence (to the extent such concept is applicable) of the Borrower and each other Loan Party in the jurisdiction of its organization or formation.

(k) Legal Opinions. The Administrative Agent shall have received (a) a signed legal opinion of King & Spalding LLP, counsel to the Loan Parties, (b) a signed legal opinion of Greenberg Traurig LLP, Massachusetts counsel to the Loan Parties, (c) a signed legal opinion of Smith, Gardner, Slusky, Lazer, Pohren & Rogers, LLP, Nebraska counsel to the Loan Parties and (d) a signed legal opinion of Stoel Rives LLP, Minnesota counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(l) Closing Certificates. The Administrative Agent shall have received a certificate, executed by a Responsible Officer of the Borrower, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, confirming as of the Closing Date that:

(i) each of the representations and warranties made by the Company and each Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);

(ii) no Default or Event of Default has occurred and is continuing on such date or would result from any extensions of credit under this Agreement requested to be made on the Closing Date;

(iii) on a consolidated basis, the Borrower and its Subsidiaries are, and immediately before and after giving effect to the transactions expected to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, will be, Solvent; and

(iv) there shall not have occurred since December 31, 2014, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(m) Know Your Customer. The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case as requested at least ten (10) Business Days prior to the Closing Date.

(n) Transactions. The Transactions shall have been, or substantially concurrently with the Closing Date will be, consummated.

(o) Capital Stock. The Administrative Agent shall have received the certificates representing the Capital Stock of each of the Guarantors pledged pursuant to the Guarantee and Collateral Agreement, each together with an undated stock power for any such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(p) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 8.6.

For the purpose of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 7.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.2. Conditions to Each Extension of Credit. The agreement of each Lender and each Letter of Credit Issuer to make any extension of credit requested to be made by it on any date (including any making of Loans and any issuance, amendment, renewal or extension of Letters of Credit on the Closing Date) is subject to receipt of the request therefor in accordance with the terms of Article II or III, as applicable, and the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, before and after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Availability. After giving effect to the extensions of credit requested to be made on such date, Availability shall be greater than or equal to $0.

(d) Minimum Owned Assets. The Minimum Owned Assets Condition shall be satisfied.

Each borrowing hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit and each issuance, amendment, renewal or extension of a Letter of Credit that the conditions contained in this Section 7.2 have been satisfied as of such date.

ARTICLE VIII. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or Cash Collateralized in an amount reasonably acceptable to each applicable Letter of Credit Issuer and all Unpaid Drawings shall have been reimbursed, the Borrower shall and shall cause each of its Subsidiaries to:

Section 8.1. Financial Statements. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like statement, qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a certificate of the accounting firm that reported on such financial statements stating that in the course of its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines); provided that Company shall provide drafts of such financial statements within 90 days after the end of each fiscal year; and

(b) within 45 days after the end of each of the first three fiscal quarters of the fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 8.1 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Company’s Form 8-K, 10-K or 10-Q, as applicable, with the SEC (subject to the requirements of the second preceding paragraph). All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 8.1 or Section 8.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 8.2. Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) concurrently with the delivery of any financial statements pursuant to Section 8.1(a) or (b), (i) a certificate of a Responsible Officer of the Borrower (A) certifying as to whether a Default or Event of Default has occurred and if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries (on a consolidated basis) for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, (C) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants, (D) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered to the Administrative Agent and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (E) containing a specification of any change in the identity of the Subsidiaries as at the end of the applicable fiscal year or fiscal quarter, as the case may be, from the Subsidiaries provided to the Administrative Agent and the Lenders on the Closing Date or as of the end of the most recent fiscal year or fiscal quarter in accordance with this clause (a), and (ii) together with such compliance certificate, in form and detail reasonably satisfactory to the Administrative Agent, (A) a description of all Real Properties acquired during the most recently ended calendar quarter, including the EBITDA of each such Real Properties based on the reasonable budget thereof prepared by the Borrower, acquisition costs with respect to such Real Properties and any related mortgage debt, (B) a description of all Real Properties sold during such calendar quarter, including the contribution to EBITDA of such Real Properties for the twelve month period ending at the end of the most recent fiscal quarter and the sales price, (C) a statement of the EBITDA contribution by each Real Properties for the twelve month period ending at the end of the most recent fiscal quarter and summary occupancy reports for each Real Property, (D) a listing of summary information for all Qualified Assets including square footage, property type and date acquired or built, (E) a certification of a Financial Officer that all Qualified Assets so listed fully qualify as such under the applicable criteria for inclusion as Qualified Assets, (F) a summary of all acquisitions, dispositions or other removals of Qualified Assets completed during such quarter not otherwise disclosed pursuant to clauses (A) or (B) above, (G) a schedule of all outstanding Indebtedness in excess of $10,000,000 of the Company, the Borrower and their Subsidiaries incurred during such quarter, showing for each component of such Indebtedness, the lender, the total commitment, the total indebtedness outstanding, the interest rate, if fixed, or the applicable margin over an index, if the interest rate floats, the term, the required amortization (if any) and the security (if any), (H) a schedule of all interest rate protection agreements to which the Borrower, the Company or any of their respective Subsidiaries are a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof, (I) a copy of all management reports, if any, submitted to the Borrower or the Company or its management by its independent public accountants since the most recent delivery of a compliance certificate pursuant to this Section and (J) any updates to Schedules 1.1B, 6.7B, 9.2A or 9.2B;

(b) as soon as available, and in any event no later than 120 days after the end of the fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company, as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position, projected income, projected compliance with Section 9.7 and Section 9.11 and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, which projections shall in each case be accompanied by a certificate of a Financial Officer stating that such projections are based on reasonable estimates, information and assumptions;

(c) not later than forty-five (45) days following the end of each fiscal quarter, a Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base as of the end of such fiscal period; provided that such Borrowing Base Certificate shall be supplemented by an interim Borrowing Base Certificate together with delivery of the financial statements required by Section 8.1(a) or Section 8.1(b), as applicable, if there are any adjustments contained in such financial statements that would affect the calculation of the Borrowing Base contained in such prior Borrowing Base Certificate; provided further that the Borrower shall deliver an interim Borrowing Base Certificate to the Administrative Agent (i) as required by Section 8.7(b), Section 8.15, Section 8.16 and Section 8.17 and (ii) no later than 5:00 p.m. (New York City time) on the fifth Business Day following any Material Disposition (it being understood and agreed that such Borrowing Base Certificate shall be calculated after giving effect to such Material Disposition);

(d) not later than forty-five (45) days following the end of each fiscal quarter, the financial information for each category of Qualified Assets as set forth in Schedule 8.2D;

(e) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member requests with respect to any Multiemployer Plan to which a Group Member is obligated to contribute and (ii) any notices described in Section 101(l) of ERISA that any Group Member requests with respect to any Multiemployer Plan to which a Group Member is obligated to contribute; provided that if the relevant Group Member has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(f) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Company, the Borrower and their Subsidiaries as any Lender may from time to time reasonably request; provided that none of the Company, the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 8.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which contains only Public-Side Information, and by doing so the Administrative Agent shall be entitled to treat such information as containing only Public-Side Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 8.2 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.

The Borrower will hold quarterly conference calls for the Lenders to discuss financial information of the Borrower and the Loan Parties for the previous quarter. The conference call shall be at a time mutually agreed by the Borrower and the Administrative Agent. The Borrower or the Administrative Agent will notify the Lenders as to the time and date of such conference call and provide instructions for Lenders to obtain access to such call.

Section 8.3. Lines of Business. Maintain, and not fundamentally and substantively alter, the character of their business, taken as a whole, from the business conducted by the Loan Parties and their Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment, which, for the avoidance of doubt, shall not be included as a line of business for the purposes of determining Total Asset Value or Eligible Value).

Section 8.4. Taxes. File or cause to be filed, and cause each of its Subsidiaries to file or cause to be filed, all federal, state and other tax returns and reports that are required to be filed and pay all Taxes on any assessments made against it or any of its property, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

Section 8.5. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.4 or 9.12 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, the other Group Members and their respective directors, officers and employees with Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions.

Section 8.6. Maintenance of Property; Insurance. (a) Keep all property material to the conduct of and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable insurance on all its property in at least such amounts (after giving effect to any self-insurance by any captive insurance subsidiary on customary terms which the Borrower believes (in the good faith judgment of the management of the Borrower) reasonable and prudent in light of the size and nature of its business) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually (as determined in the good faith judgment of the management of the Borrower) insured against in the same general area by similarly situated companies engaged in the same or a similar business. Each such policy of liability or casualty insurance maintained by or on behalf of the Company and the Loan Parties will (i) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (iii) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

Section 8.7. Inspection of Property; Books and Records; Discussions; Appraisals.

(a) (x) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (y) permit representatives of the Lenders once each calendar year upon reasonable prior notice and at a time mutually agreed with the Borrower (or, after the occurrence and during the continuation of an Event of Default, at any time or frequency) to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records (other than materials (i) that constitute trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product), examine and evaluate the Borrower’s practices in computation of the Borrowing Base, and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrower once each calendar year (or, after the occurrence and during the continuation of an Event of Default, at any time).

(b) At the sole expense of the Borrower, permit and cooperate with the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to (i) from time to time following the first anniversary of the Closing Date, but no more than and no less than one (1) time in any period of twelve (12) months, obtain an updated Acceptable Portfolio Appraisal, a copy of which Acceptable Portfolio Appraisal shall be promptly provided to the Borrower, and (ii) obtain an updated Acceptable Appraisal for any Qualified Asset at any time and from time to time (x) following the first anniversary of the Closing Date and for which the date of the most recent Acceptable Appraisal of such Qualified Asset is more than twelve (12) months prior to such time or (y) upon the occurrence and during the continuation of an Event of Default, a copy of which Acceptable Appraisal shall be promptly provided to the Borrower; provided that, without limiting the foregoing, upon prior written request and at the Borrower’s sole expense, the Borrower shall have the right (i) at any time and from time to time, to have the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent obtain an updated Acceptable Portfolio Appraisal, a copy of which Acceptable Portfolio Appraisal shall be promptly provided to the Borrower and (ii) from time to time, but no more than one (1) time in any period of twelve (12) months for any Qualified Asset, to have the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent obtain an updated Acceptable Appraisal for any Qualified Asset, a copy of which Acceptable Appraisal shall be promptly provided to the Borrower; provided further that upon obtaining any Acceptable Appraisal or Acceptable Portfolio Appraisal in connection with this clause (b), the Borrower shall within five (5) Business Days of receipt by it of a copy of such Acceptable Appraisal or Acceptable Portfolio Appraisal deliver to the Administrative Agent an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth the calculation of the Borrowing Base after giving effect to any change in the Appraised Value of any Qualified Asset contained in such Acceptable Appraisal or Acceptable Portfolio Appraisal.

Section 8.8. Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Member that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) any action, suit, investigation or proceeding against any Group Member (i) that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to a Group Member in an aggregate amount exceeding $10,000,000;

(e) any transaction or occurrence that results in the material damage, destruction or rendering unfit for normal use of (i) any of the facilities and properties owned, leased or operated by any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any of the Qualified Assets;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case relating to the presence, use or Release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 8.9. Environmental Laws. (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; in each case, except for such non-compliance and failure to obtain and maintain that could not reasonably be expected to have a Material Adverse Effect;

(b) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings.

Section 8.10. Additional Collateral/Subsidiaries. With respect to (x) any new Subsidiary that owns, operates or leases property or an asset intended for inclusion in the Borrowing Base as a Qualified Asset, or (y) (other than any Excluded Subsidiary) any other new Subsidiary, in each case formed, created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (and, in any event, within thirty (30) days or as otherwise agreed in the sole discretion of the Administrative Agent) (i) cause such new Subsidiary to become a party to the Guarantee and Collateral Agreement as a Guarantor and a pledgor, (ii) execute and deliver to the Administrative Agent such supplements to the Guarantee and Collateral Agreement or any additional Collateral Documents, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, and (iii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party; it being understood and agreed that inclusion of any such property or asset in the Borrowing Base as a Qualified Asset shall be subject to satisfaction of the foregoing requirements and all other applicable requirements hereunder.

Section 8.11. Use of Proceeds and Letters of Credit. (a) Use the proceeds of the Term Loans solely (i) on the Closing Date, to effect the Transactions (including the payment of the Transaction Costs) and (ii) after the Closing Date, to the extent any portion of the Loans remain available following application of proceeds pursuant to preceding clause (i), for working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that no part of the proceeds of any Term Loan may be used in violation of the representation set forth in Section 6.10.

(b) Use the proceeds of the Revolving Loans solely for working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that no part of the proceeds of any Revolving Credit Loan may be used in violation of the representation set forth in Section 6.10. Letters of Credit will be issued to support obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business or otherwise not in violation of this Agreement.

(c) Notwithstanding the foregoing, the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(d) Notwithstanding the foregoing, no part of the proceeds of any Loan may be used to pay the arrangement fees payable to the Lead Arrangers pursuant to the Arrangement Fee Letter, dated as of November 2, 2015, among the Lead Arrangers and the Borrower.

Section 8.12. Know Your Customer. Promptly following a request by the Administrative Agent, any Letter of Credit Issuer or any Lender, provide all documentation and other reasonably available information that the Administrative Agent, such Letter of Credit Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 8.13. Maintenance of REIT Status; Further Assurances. (a) The Company will continue to be treated as a “real estate investment trust” as defined in Section 856 of the Code for U.S. Federal income tax purposes.

(b) The Borrower will (and will cause each Guarantor to) execute and deliver to the Administrative Agent such supplements to the Collateral Documents or such other Collateral Documents as the Administrative Agent deems necessary or advisable to (i) grant to the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof or (ii) to ensure continued validity, perfection and priority of the Liens on the Collateral, subject in all cases to the limitations set forth in Section 8.10 and the other Loan Documents.

Section 8.14. Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a public corporate family rating from Moody’s and a public corporate credit rating from S&P, in each case with respect to the Borrower, and a public rating in respect of the Term Loans from each of Moody’s and S&P.

Section 8.15. Removal of Qualified Assets – Borrower. From time to time during the term of this Agreement following (i) the Borrower’s written request (each, a “Release Request”) and (ii) satisfaction of the Release Conditions (as defined below), the Administrative Agent shall release the subject Qualified Asset from the Borrowing Base, and thereafter, such property or asset shall no longer be a Qualified Asset for the purposes of this Agreement. The “Release Conditions” are the following:

(a) The Borrower shall have delivered an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base after giving effect to the removal of the subject Qualified Asset; provided that such Borrowing Base Certificate shall only be given effect in subsequent determinations of the Borrowing Base upon satisfaction of all other Release Conditions.

(b) After giving effect to the removal of the subject Qualified Asset, (x) Availability shall be greater than $0 and (y) the Minimum Owned Assets Condition shall be satisfied.

(c) Upon release of the subject Qualified Asset, the Borrower shall be in compliance with the Financial Covenants.

(d) No Default or Event of Default shall exist and be continuing under this Agreement or the other Loan Documents at the time of the Release Request or at the time of any such release, or would result from any such release.

(e) Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such release, before and after giving effect to such release, as if made on and as of such release (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

Any failure of any removal and release requested by the Borrower to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and, subject to the other terms and conditions hereof as to whether any property or asset is a Qualified Asset, such property or asset shall remain a Qualified Asset hereunder.

Section 8.16. Removal of Qualified Assets – Administrative Agent. Any Qualified Asset shall be immediately removed from the Borrowing Base and shall no longer be deemed to be a Qualified Asset for purposes of determining the Borrowing Base or for any other purposes of this Agreement (including any extension of credit hereunder) upon the determination by the Administrative Agent of the occurrence of any of the following:

(a) Such Qualified Asset ceases to meet the Eligibility Criteria applicable to such Qualified Asset;

(b) An Event of Loss occurs as to such Qualified Asset;

Upon notice by the Administrative Agent to the Borrower of any such removal, the Borrower shall promptly (and in any event within five (5) Business Days) deliver an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base after giving effect to the removal of the subject Qualified Asset. For the avoidance of doubt, if after giving effect to the removal of such Qualified Asset from the Borrowing Base, Availability shall be less than $ 0, the Borrower shall be immediately required to make a mandatory prepayment of the Loans in accordance with Section 5.2.

Section 8.17. Additional Qualified Assets. From time to time during the term of this Agreement (including in connection with any Permitted Acquisition) following the Borrower’s written request, the Borrower may request that the Administrative Agent accept additional properties or assets to be designated as Qualified Assets upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent (such conditions, the “Addition Conditions”):

(a) The proposed Qualified Asset shall satisfy all Eligibility Criteria for the applicable category of Qualified Assets.

(b) With respect to any proposed Eligible Owned Assets or Eligible Ground Leased Assets, an Acceptable Appraisal shall have been obtained with respect to such proposed Qualified Asset.

(c) The Borrower and the applicable Loan Parties shall have executed and delivered any applicable Loan Documents or supplements thereto.

(d) The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other costs and expenses incurred by the Administrative Agent in connection with such addition.

(e) No Default or Event of Default shall exist and be continuing under this Agreement or the other Loan Documents at the time of such addition or would result from any such addition (or, in the case of any addition of a Qualified Asset in connection with a Permitted Acquisition or other permitted Investment, no Default or Event of Default pursuant to Sections 10.1(a) or (h) shall exist and be continuing).

(f) Each of the representations and warranties made by the Borrower or any Loan Party in or pursuant to the Loan Documents (except in connection with a Permitted Acquisition or other permitted Investment, in which case customary “specified representations” and those representations and warranties set forth in the related acquisition agreement that are material to the interests of the Lenders) shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such addition, before and after giving effect to such addition, as if made on and as of such addition (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

(g) The Borrower shall have delivered an interim Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower setting forth a calculation of the Borrowing Base after giving effect to the addition of the proposed Qualified Asset, including any supporting information reasonably requested by the Administrative Agent; provided that such Borrowing Base Certificate shall only be given effect in subsequent determinations of the Borrowing Base upon satisfaction of all other Addition Conditions.

The Administrative Agent shall give the Borrower prompt written notice of its determination with respect to the admission or rejection of any asset or property as a Qualified Asset.

Section 8.18. Borrowing Base Minimum Eligible Owned Assets. Maintain a minimum of twenty (20) Eligible Owned Assets that are included in the calculation of the Borrowing Base at all times (the “Minimum Owned Assets Condition”).

Section 8.19. Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its material obligations (other than with respect to Non-Recourse Indebtedness of Excluded Subsidiaries), including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.20. Change in Qualified Asset. Notwithstanding anything in this Agreement to the contrary, so long as the Borrower acquires fee simple title to the Tradewater Qualified Asset on or prior to the six month anniversary of the Closing Date, the Tradewater Qualified Asset shall be deemed to be an Eligible Owned Asset in satisfaction of the Eligibility Criteria applicable to it and shall cease to be an Eligible Capital Leased Asset as of the date of such acquisition, with an initial Appraised Value applicable to it in the amount previously agreed upon by the Administrative Agent and the Borrower.

ARTICLE IX. NEGATIVE COVENANTS

The Borrower hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or Cash Collateralized in an amount reasonably acceptable to each applicable Letter of Credit Issuer and all Unpaid Drawings shall have been reimbursed, the Borrower shall not, and shall not permit any of its Subsidiaries to:

Section 9.1. Financial Covenants.

(a) Borrowing Base. Permit the Borrowing Base Coverage Ratio at any time to be less than 1.00 to 1.00.

(b) Total Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2016, permit the Total Leverage Ratio for any Reference Period to be greater than 0.60 to 1.00.

(c) Fixed Charge Coverage Ratio. Solely with respect to the Revolving Credit Commitments and the Revolving Credit Exposure, commencing with the fiscal quarter ending March 31, 2016, permit the Fixed Charge Coverage Ratio for any Reference Period ending on any date during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Fixed Charge Coverage Ratio
Closing Date through December 31, 2017	1.20 to 1.00
Thereafter	1.25 to 1.00

(d) Borrowing Base Debt Service Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2016, permit the Borrowing Base Debt Service Coverage Ratio for any Reference Period to be less than 2.00 to 1.00.

Section 9.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document, including pursuant to Sections 2.14 and 2.15 and any Permitted Refinancing (in whole or in part) thereof;

(b) Guarantee Obligations of the Borrower as of the Closing Date and disclosed on Schedule 9.2A;

(c) Indebtedness consisting of Capital Lease Obligations of the Borrower or any Qualified Asset Guarantor in an aggregate principal amount (including, for the avoidance of doubt, all Capital Lease Obligations of the Qualified Asset Guarantors in existence on the Closing Date, which shall be set forth on Schedule 9.2B) not to exceed $20,000,000 at any time outstanding

(d) Indebtedness consisting of Capital Lease Obligations of any Qualified Asset Guarantor in respect of any Eligible Capital Leased Assets;

(e) unsecured Indebtedness of the Borrower (including customary “construction completeness” guarantees and other Guarantee Obligations of the Borrower in respect of Indebtedness) in an aggregate principal amount not to exceed, together with any Investments made pursuant to Section 9.10(i), $100,000,000 at any time outstanding so long as, after giving effect to the incurrence of such unsecured Indebtedness under this clause (e), the

Borrower and its Subsidiaries shall be in compliance with the Financial Covenants set forth in Section 9 .1; provided that, prior to the incurrence of any such Indebtedness, the Borrower shall endeavor in good faith to cause such unsecured Indebtedness to be incurred instead by the Company;

(f) unsecured Indebtedness of the Borrower in the form of customary “bad-boy” non-recourse carve-out guarantees in the ordinary course of business;

(g) Indebtedness of the Borrower or any Non-Qualified Asset Subsidiary owing to the Borrower or any Non-Qualified Asset Subsidiary; provided that (x) any such Indebtedness of a Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 9.10, (y) any such Indebtedness owed by a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (z) any such Indebtedness owed to a Loan Party shall be evidenced by an Intercompany Note;

(h) Indebtedness of the Borrower in respect of Alternative Incremental Facility Debt and Permitted Refinancings in respect thereof, and guarantees by any Guarantors in respect thereof; provided that the aggregate principal amount of such Alternative Incremental Facility Debt, together with all other Incremental Facilities, shall not exceed the amount permitted under Section 2.14;

(i) Indebtedness of the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other Cash Management Services in the ordinary course of business;

(j) obligations (contingent or otherwise) of the Borrower and its Subsidiaries existing or arising under any Swap Agreement not entered into for a speculative purpose;

(k) other Indebtedness (including any Capital Lease Obligations, securitizations and similar Indebtedness) of Non-Qualified Asset Subsidiaries (and any Permitted Refinancing thereof) so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom, and (y) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis under this clause (k), (1) the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants set forth in Section 9.1 and (2) the Total Leverage Ratio shall not exceed 0.55 to 1.00;

(l) (i) Indebtedness of Non-Qualified Asset Subsidiaries (including Capital Lease Obligations and other Indebtedness arising under Capital Leases) the proceeds of which are used to finance the acquisition, construction, repair, restoration, replacement, expansion or improvement of fixed or capital assets or otherwise issued, incurred or otherwise obtained in respect of capital expenditures; provided that (A) such Indebtedness is issued, incurred or otherwise obtained concurrently with or within 270 days after the applicable acquisition, construction, repair, restoration, replacement, expansion or improvement or the making of the applicable capital expenditure, and (B) such Indebtedness is not issued, incurred or otherwise obtained to acquire Capital Stock of any Person and (ii) any Permitted Refinancing of such Indebtedness; provided that, at the time of issuance, incurrence or other obtaining thereof and on a Pro Forma Basis and the use of the proceeds thereof, the aggregate principal amount of Indebtedness outstanding under this Section 9.2(l) shall not exceed the greater of (x) $20,000,000 and (y) 0.750% of Total Asset Value (measured as of the date such Indebtedness is issued, incurred or otherwise obtained based upon the Borrower’s financial statements most recently delivered on or prior to such date of incurrence, issuance or other obtaining);

(m) Indebtedness arising from agreements of the Borrower or any Non-Qualified Asset Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the purchase or disposition of any business, assets or any Group Member permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(n) except as otherwise provided in clauses (a), (e), (f) or (j), Guarantee Obligations incurred by any Non-Qualified Asset Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary that is permitted to be incurred, issued or obtained under this Agreement; provided that, if the applicable Indebtedness is subordinated to the Obligations, any such Guarantee Obligations shall be subordinated to the Obligations; provided further that, notwithstanding the foregoing, the Borrower shall not, and shall not permit any Qualified Asset Guarantor to, incur any Guarantee Obligations other than as expressly permitted above in this Section 9.2;

(o) (i) unsecured Indebtedness in respect of obligations of any Non-Qualified Asset Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of any Non-Qualified Asset Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(p) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money;

(q) Indebtedness of the Borrower or any Subsidiary consisting of obligations to pay insurance premiums in the ordinary course of business and not in connection with the borrowing of money;

(r) Indebtedness incurred by Americold Logistics, LLC (i) representing deferred compensation to employees, consultants or independent contractors of the Company (or any parent entity thereof), the Borrower and its Subsidiaries incurred in the ordinary course of business and (ii) consisting of obligations of the Company (or any parent entity thereof), the Borrower or its Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with any Permitted Acquisitions or any other Investment expressly permitted under Section 9.10, in an aggregate amount (for clauses (i) and (ii) collectively) not to exceed $10,000,000 at any time outstanding;

(s) unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Non-Qualified Asset Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the retirement, acquisition, repurchase, purchase or redemption of Capital Stock of the Company (or any parent entity thereof to the extent such parent entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Capital Stock) or the Capital Stock of the Borrower, in each case to the extent permitted by Section 9.5 in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(t) (i) Indebtedness of any Non-Qualified Asset Subsidiary incurred in connection with any sale leaseback transaction permitted pursuant to Section 9.13 and (ii) any Permitted Refinancing thereof.

For the avoidance of doubt, the Borrower shall not permit any Qualified Asset Guarantor to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness (including, for the avoidance of doubt, any Guarantee Obligations) other than as expressly permitted above in this Section 9.2, and to the extent that any Indebtedness of any such Qualified Asset Guarantor exists in breach of the foregoing, all Qualified Assets of such Qualified Asset Guarantor shall no longer be a Qualified Asset for any purposes of this Agreement until compliance is achieved.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 9.2.

Section 9.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of the property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Liens created pursuant to the Loan Documents and (ii) Liens on Collateral securing New Term Loans, New Revolving Credit Commitments, the New Revolving Credit Loans in respect thereof and Alternative Incremental Facility Debt, so long as such Liens are subject to a Customary Intercreditor Agreement;

(b) Permitted Encumbrances;

(c) Liens on any property or asset of the Borrower or any of its Non-Qualified Asset Subsidiaries existing on the Closing Date and disclosed on Schedule 9.3, or, to the extent not listed in such Schedule, such property or assets have a fair market value that does not exceed $3,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Subsidiary, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 9.2 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Liens secured on the Closing Date and any Permitted Refinancing thereof;

(d) Lien securing Indebtedness permitted by Section 9.2(c);

(e) Liens securing Indebtedness permitted by Section 9.2(j); provided that such Liens do not encumber any Qualified Assets, the Collateral or any other property or asset of the Borrower or any Qualified Asset Subsidiary;

(f) Lien securing Indebtedness permitted by Section 9.2(k); provided that such Liens do not encumber any Qualified Assets, the Collateral or any other property or asset of the Borrower or any Qualified Asset Subsidiary;

(g) Lien securing Indebtedness permitted by Section 9.2(l);

(h) any interest or title of a lessor under any lease entered into in the ordinary course of its business and covering only the assets so leased;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.10 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 9.12, in each case, solely to the extent such Investment or sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Non-Qualified Asset Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(m) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

provided that, notwithstanding the foregoing, (x) the Borrower shall not, and shall not permit any of its Subsidiaries to, grant any Lien on the Capital Stock of the Borrower or any Guarantor to any Person other than the Administrative Agent and (y) the Borrower shall not permit any Qualified Asset Guarantor to create, issue, incur, assume, or suffer to exist any Lien upon the property of any Qualified Asset Guarantor, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, other than as expressly permitted above in this Section 9.3, and to the extent that any such Lien exists in breach of the foregoing, all Qualified Assets of such Qualified Asset Guarantor shall no longer be a Qualified Asset for any purposes of this Agreement until compliance is achieved.

Section 9.4. Fundamental Changes. Except as expressly permitted by Section 9.10 or 9.12, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself in any non-U.S. jurisdiction, or Dispose of all or substantially all of the property or business of the Group Members, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person other than a Qualified Asset Guarantor may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person other than the Borrower may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if one of the parties to such merger is (x) an Other Guarantor, the Other Guarantor shall be the surviving entity and (y) a Qualified Asset Guarantor, the Qualified Asset Guarantor shall be the surviving entity, (iii) any Non-Qualified Asset Subsidiary may Dispose of its assets (A) to the Borrower or to another Subsidiary; provided that if one of the parties to such transaction is a Guarantor, either (1) the Guarantor shall be the transferee or (2) the transaction is permitted by Section 9.12 or (B) in a transaction permitted by Section 9.12, (iv) the Borrower may sell the Capital Stock in a Subsidiary other than a Qualified Asset Guarantor in a transaction permitted by Section 9.12, (v) any Subsidiary which is not a Guarantor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (vi) any Subsidiary other than a Qualified Asset Guarantor may liquidate or dissolve; provided that (A) if such Subsidiary is an Other Guarantor, all of the assets of such Subsidiary are transferred to a Loan Party and (B) otherwise, all of the assets of such Subsidiary are transferred to the Borrower or one of its Subsidiaries.

Section 9.5. Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in Cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), directly or indirectly, except that (i) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional limited or general partnership interests, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (iii) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (including, without limitation, any Plans), (iv) the Borrower may make Restricted Payments the proceeds of which will be used to pay tax liabilities of Americold Realty Operation, Inc., a Delaware corporation, to the extent (A) such payments are permitted under the Borrower’s Governing Documents and (B) such tax liability is attributable to Americold Realty Operation, Inc.’s ownership of Capital Stock of the Borrower and (v) the Borrower and its Subsidiaries may (directly or indirectly, as the case may be) make Restricted Payments to the Company; provided that (x) the Borrower shall not make aggregate Restricted Payments to the Company that are attributable to any period of four consecutive fiscal quarters in excess of the greater of (A) 90% of Normalized Adjusted FFO for such period of four consecutive fiscal quarters (less any amounts used for Investments under Section 9.10(p)) and (B) the minimum amount required for the Company to maintain its REIT status, comply with the minimum distribution requirement under Section 857(a) of the Code and avoid imposition on the Company of income and excise taxes under Sections 857 and 4981 of the Code and (y) if a Default or an Event of Default (other than under Section 10.1(a) or (h)) has occurred and is continuing, the Borrower may only make Restricted Payments to the Company in the minimum amounts required to be made by the Company in order to maintain its status as a REIT; provided further, however, that the Borrower may not make any Restricted Payments to the Company if a Default or Event of Default under Section 10.1(a) or (h) has occurred and is continuing.

Section 9.6. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except: (a) arrangements in respect of shared services, joint procurement, corporate expense allocation, information technology licensing or in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among (i) the Borrower and any Non-Qualified Asset Subsidiaries so long as such transaction, as of the date such transaction is consummated, would not have or would not reasonably be expected to have a Material Adverse Effect on the Borrower and the Qualified Asset Guarantors (taken as a whole), (ii) the Borrower and any Qualified Asset Guarantors or (iii) Non-Qualified Asset Subsidiaries, in each case not involving any other Affiliate; (c) the consummation of the Transactions and the payment of the Transaction Costs, and as otherwise permitted by this Agreement (including with respect to any Restricted Payment permitted by Section 9.5); (d) as set forth on Schedule 9.6 or any amendment thereto to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect; (e) if approved by the governing body of such Person in accordance with applicable law, any indemnity provided for the benefit of directors of such Person; (f) the payment of fees, expenses, compensation or employee benefit arrangements to managers, consultants, employees, officers and outside directors of such Person; (g) transactions contemplated by the Contribution Agreement and any CMBS Financing; and (h) transactions that are made on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate.

Section 9.7. Amendments to Organizational Documents. Amend, supplement or otherwise modify its partnership agreement, operating agreement, charter, certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, supplement or modification would be (x) materially adverse to the Lenders or (y) would result or would reasonably be expected to result in a Material Adverse Effect.

Section 9.8. No Further Negative Pledges. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (including the Capital Stock owned by the Borrower or such Loan Party), or (b) the ability of any Loan Party to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Loan Party or to guarantee Indebtedness of the Borrower or any other Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder (including, if applicable, in accordance with Section 8.15), (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Capital Stock of any Guarantor), (iv) the foregoing shall not apply to restrictions that are binding on an Other Guarantor at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (v) the foregoing shall not apply to restrictions or conditions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted by Section 9.10 applicable solely to such Joint Venture and entered into in the ordinary course of business, (vi) the foregoing shall not apply to restrictions or conditions that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions solely relate to the assets subject thereto, (vii) clause (a) of the foregoing shall not apply to customary restrictions or conditions restricting assignment of any agreement entered into in the ordinary course of business, (viii) the foregoing shall not apply to provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), and (ix) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 9.9. Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Company, the Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company, the Borrower or any Subsidiary.

Section 9.10. Investments. Make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) intercompany Investments (x) by the Borrower in any Qualified Asset Guarantor, (y) by any Qualified Asset Guarantor in any other Qualified Asset Guarantor and (z) by any Non-Qualified Asset Subsidiary in the Borrower or any other Non-Qualified Asset Subsidiary;

(c) Investments received in settlement of amounts due to the Borrower or any Subsidiary effected in the ordinary course of business or owing to the Borrower or any Subsidiary as a result of insolvency proceedings involving a customer or upon the foreclosure or enforcement of any Lien in favor of the Borrower or any Subsidiary;

(d) loans and advances to directors, officers, employees and consultants of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(e) (x) Permitted Acquisitions and (y) intercompany Investments by the Borrower in any Non-Qualified Asset Subsidiary solely to the extent the proceeds of such Investment are used by such Non-Qualified Asset Subsidiary to consummate Permitted Acquisitions;

(f) Investments outstanding as of the Closing Date and disclosed in Schedule 9.10, and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or is otherwise permitted by this Section 9.10;

(g) any Investment held by any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in contemplation of such Person becoming a Subsidiary, and any modification, replacement, renewal or extension of such Investment which does not involve an additional Investment;

(h) Swap Agreements and Cash Management Agreements which constitute Investments and are otherwise permitted hereunder;

(i) guarantees by the Borrower or any of its Non-Qualified Asset Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business, in an aggregate principal amount not to exceed, together with any Indebtedness incurred pursuant to Section 9.2(e), $100,000,000 at any time outstanding;

(j) deposits in the ordinary course of business to secure the performance of operating leases or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of- money bonds, completion guarantees and other similar obligations (in each case, exclusive of any obligations for the payment of borrowed money) incurred in the ordinary course of business;

(k) extensions of trade credit in the ordinary course of business by the Borrower or any Subsidiary of the Borrower and any leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole, or (ii) secure any Indebtedness;

(l) any (i) Guarantee Obligation permitted under Section 9.2 or (ii) any Lien permitted under Sections 9.3 or 9.12;

(m) the Borrower may make a loan to the Company (or any parent entity thereof) that could otherwise be made as a Restricted Payment to the Company (or any parent entity thereof) under Section 9.5, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment pursuant to Section 9.5;

(n) Investments (i) by the Borrower or any Subsidiary in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and (ii) by the Borrower or any Non-Qualified Asset Subsidiary of Article 4 customary trade arrangements with customers consistent with past practices and loans;

(o) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(p) Investments by the Borrower or any Non-Qualified Asset Subsidiaries in an aggregate amount in any period of four fiscal quarters not to exceed 90% of Normalized Adjusted FFO for such period (less any cash amounts used for Restricted Payments under Section 9.5), so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) after giving effect to such Investment on a Pro Forma Basis under this clause (p), the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants set forth in Section 9.1.

Section 9.11. Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Company or the Borrower to end on a day other than December 31 or change the Company’s or the Borrower’s method of determining fiscal quarters.

Section 9.12. Asset Sales. Dispose of any property or asset, including Capital Stock (other than Capital Stock of any Qualified Asset Guarantor) owned by it, except:

(a) the leasing or subleasing of assets in the ordinary course of business which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of obsolete or worn out property in the ordinary course of business;

(d) any sale or discount, in each case without recourse or forgiveness, write-off or other Disposition of accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof (and, for the avoidance of doubt, not as part of a bulk sale or financing of accounts receivable);

(e) Dispositions of property as a result of involuntary loss, damage or destruction of property or involuntary condemnation or seizure of property;

(f) Dispositions from a Qualified Asset Guarantor to another Qualified Asset Guarantor or from an Other Guarantor to the Borrower or another Guarantor;

(g) Dispositions from any Subsidiary that is not a Guarantor to the Borrower or to any other Subsidiary of the Borrower;

(h) Liens granted in compliance with Section 9.3 and Restricted Payments in compliance with Section 9.5 and Investments made in compliance with Section 9.10;

(i) to the extent constituting a Disposition, (i) the termination or unwinding of any Swap Agreement pursuant to its terms and (ii) the expiration of any option agreement with respect to real estate or personal property;

(j) Dispositions of assets (other than Qualified Assets) in connection with a sale and leaseback transaction made in compliance with Section 9.13;

(k) Dispositions of assets; provided that (i) at the time of entry into a definitive agreement with respect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower in consultation with the Administrative Agent), (iii) with respect to any Disposition pursuant to this Section 9.12(k) for a purchase price in excess of $5,000,000, the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of Cash or Cash Equivalents; provided, however, that (A) any liabilities of the Borrower or such Subsidiary that are not subordinated to any of the Obligations that (1) are assumed by the transferee with respect to the applicable Disposition, (2) for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing or (3) are otherwise cancelled or terminated in connection with the transaction with such transferee, (B) any securities, notes or other obligations or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within ninety (90) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $5,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash or Cash Equivalents; provided further, however, that any Disposition under this clause (l) of any Qualified Asset shall be subject further to compliance with Section 8.15 and the Release Conditions;

(l) the Borrower and its Subsidiaries may (i) enter into non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property (ii) exclusively license, sublicense or cross-license Intellectual Property if done on terms customary for companies in the industry in which the Borrower and its Subsidiaries conduct business or otherwise in the ordinary course of business of the Borrower and its Subsidiaries and (iii) lease, sublease, license or sublicense any personal property, other than any Intellectual Property, in the ordinary course of business;

(m) the Borrower and any Non-Qualified Asset Subsidiary may sell, transfer or otherwise Dispose of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(n) subject to Section 8.15, the Borrower and its Subsidiaries may Dispose of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(o) Dispositions of any Foreign Subsidiary so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (y) after giving effect to such Disposition on a Pro Forma Basis under this clause (o), the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants set forth in Section 9.1; and

(p) the unwinding of any Swap Agreement.

Section 9.13. Sale and Lease Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or one of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any Person (other than the Borrower or one of its Subsidiaries) in connection with such lease unless (i) the consideration received for the sale of such property, at least 75% of which is received as cash consideration, is in an amount not less than the fair market value of such property, (ii) any Liens arising in connection with its use of the property are permitted by Section 9.3 and (iii) any Indebtedness arising therefrom is permitted under Section 9.2.

Section 9.14. Certain Payments of Indebtedness. Make or agree to pay or make any voluntary or optional payment or other voluntary or optional distribution (whether in cash, securities or other property) of or in respect of principal or interest on any Junior Indebtedness, or any voluntary or optional payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Junior Indebtedness, or any other payment (including any payment under a Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(a) regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Junior Indebtedness, other than payments in respect of any Junior Indebtedness prohibited by any subordination provisions thereof;

(b) Permitted Refinancings of Junior Indebtedness permitted under Section 9.2;

(c) payments that are intended to prevent any Junior Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

ARTICLE X. EVENTS OF DEFAULT

Section 10.1. Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any Unpaid Drawing when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, any fee or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest on any Loan, fee or other amount payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Company or any Loan Party shall default in the observance or performance of any agreement contained Section 8.1(a) or (b), Section 8.5(a)(i) (solely with respect to the Borrower’s existence), Section 8.8 or Article IX of this Agreement; provided that any default under Section 9.1(c) shall not constitute an Event of Default with respect to the Term Loans and the Term Loans may not be accelerated as a result thereof until the date on which the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated; provided further that any Event of Default under Section 9.1(c) is subject to cure as provided in Section 10.2 and an Event of Default with respect to such Section shall not occur until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 8.1(a) or (b), as applicable (provided that, until such time as the Cure Amount has been received by the Borrower in accordance with Section 10.2, the Borrower shall not be permitted to make any Borrowing hereunder or request the issuance, amendment or extension of any Letter of Credit); or

(d) the Borrower shall fail to deliver any Borrowing Base Certificate required by Section 8.2(c), Section 8.7(b), Section 8.15, Section 8.16 or Section 8.17; or

(e) the Borrower shall default in the observance or performance of any agreement contained in Section 8.11(a);

(f) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (e) above), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(g) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans, any Non-Recourse Indebtedness and the Letters of Credit); or (ii) default in making any payment of any interest or other amounts on any such Indebtedness beyond the period of grace for the payment of interest or such other amounts and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to become due (or to be terminated) prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable or, in the case of a Swap Agreement, to cause the termination thereof; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (g) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (g) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which (or, with respect to any Swap Agreements, the Swap Termination Value of which) is $25,000,000 or more; provided further that clauses (i) (other than in the case of clause (x) below), (ii) and (iii) shall not apply to (x) secured Indebtedness that becomes due as a result of the Disposition or transfer of the property or assets securing such Indebtedness, if such Disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness or is otherwise reasonably expected to be permitted, (y) Indebtedness that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms and such conversion is not prohibited thereunder, or (z) any breach or default that is (A) remedied by the Borrower or the applicable Subsidiary or (B) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 10.1; or

(h) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above (except for the appointment of a receiver, trustee, custodian, conservator or other similar official for the assets of an Excluded Subsidiary in connection with a default by such Excluded Subsidiary on Non-Recourse Indebtedness) that (A) results in the entry of an order for relief or any such adjudication or appointment or

(B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall admit in writing its inability to, pay its debts as they become due; or (v) any Group Member shall make a general assignment for the benefit of its creditors; or

(i) (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result (i) in a Material Adverse Effect or (ii) in liability to any Group Member in an aggregate amount exceeding $25,000,000 in any year or $50,000,000 for all periods; or

(j) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not covered by insurance or third-party indemnities as to which the relevant insurance company or third party has not denied coverage) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(k) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; any Loan Party or any of their respective Subsidiaries or Affiliates contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) any Collateral Document shall cease, for any reason, to be in full force and effect, or any Loan Party or any of their respective Affiliates shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created; or

(m) the Guarantee Obligations contained in the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any of their respective Affiliates shall so assert; or

(n) a Change of Control; or

(o) the Company shall fail to maintain its status as REIT;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Company or the Borrower, the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable and the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8 shall immediately and automatically become due, or (B) if such event is any other Event of Default, (other than in the case of an Event of Default under Section 10.1(c) with respect to any default or performance with the covenant under

Section 9.1(c), unless the Revolving Credit Commitments have been terminated and the Revolving Loans have been accelerated and such termination or acceleration has not been rescinded on or prior to such time, in each case as provided in the next succeeding sentence) any or all of the following actions may be taken: (i) the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower, require the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower. In the case of an Event of Default under Section 10.1(c) in respect of a failure to observe or perform the covenant under Section 9.1(c) (provided that, solely with respect to the covenant under Section 9.1(c), the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions: (i) declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) declare the Revolving Loans (with accrued interest thereon) and all other amounts owing thereon be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) require the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8.

Section 10.2. Equity Cure. Notwithstanding anything to the contrary contained in this Article X, in the event that the Borrower fails to comply with the Financial Covenant set forth in Section 9.1(c), the Borrower may elect to cure such failure (the “Cure Right”) by including in the calculation of such financial covenant or covenants the cash net equity proceeds derived from an issuance of Capital Stock (other than Disqualified Capital Stock) by the Company (provided that, in each case, such cash net equity proceeds have been contributed to the Borrower), or from a contribution to the common equity capital of the Borrower, in each case, received at any time from the first day of the last fiscal quarter of the Reference Period in respect of which such Financial Covenant is being measured until the expiration of the 10th Business Day following the date financial statements referred to in Section 8.1(a) or (b) are required to be delivered in respect of such Reference Period for which such Financial Covenant is being measured (such cash amount being referred to as the “Cure Amount”), and upon such election by the Borrower to exercise such Cure Right, such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Covenant set forth in Section 9.1(c) with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) Total Indebtedness shall be decreased solely to the extent proceeds of the Cure Amount are actually applied to prepay the Loans; and

(c) if, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the requirements of the Financial Covenant set forth in Section 9.1(c), the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants set forth in Section 9.1(c) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of three Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant set forth in Section 9.1(c) and (iv) all Cure Amounts shall be disregarded for all purposes under this Agreement and under any other Loan Document (including, for the avoidance of doubt, any financial ratio determination or any calculation with respect to the Borrowing Base) other than determining compliance with the Financial Covenant set forth in Section 9.1(c) (but not for purposes of any incurrence test measured by reference to Section 9.1(c)).

ARTICLE XI. THE AGENTS

Section 11.1. Appointment.

Each Lender and each Letter of Credit Issuer hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender or such Letter of Credit Issuer, as the case may be, under this Agreement and the other Loan Documents, and each such Lender and each such Letter of Credit Issuer irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article XI (except for this Section 11.1 and Sections 11.9, 11.12 and 11.13) are solely for the benefit of the Agents, the Lenders and the Letter of Credit Issuers, and neither the Company nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.

Section 11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, affiliates or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 11.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any of the Letter of Credit Issuers for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 11.4. Reliance by Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, all the Letter of Credit Issuers and all future holders of the Loans and the L/C Participations.

Section 11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, a Letter of Credit Issuer or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders, and the Letter of Credit Issuers. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Letter of Credit Issuers.

Section 11.6. Non-Reliance on Agents and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender and each Letter of Credit Issuer also represents that it will, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Letter of Credit Issuers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Letter of Credit Issuer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

Section 11.7. Indemnification. The Lenders agree to indemnify each Agent, each Letter of Credit Issuer and each Related Party of any of the foregoing (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective pro rata share (as defined below) in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, the Loans, the Letters of Credit, this

Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct, bad faith or fraud; provided further, with respect to such unpaid amounts owed to any Letter of Credit Issuer in its capacity as such, or to any Related Party of any of Letter of Credit Issuer acting for such Letter of Credit Issuer in connection with such capacity, only the Revolving Credit Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, unused Revolving Credit Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. If any indemnity furnished to any Agent Indemnitee for any purpose shall, in the opinion of such Agent Indemnitee, be insufficient or become impaired, such Agent Indemnitee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share (as defined below) thereof in effect on the date on which indemnification is sought under this Section; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section shall survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 11.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it or any Letter of Credit issued, amended or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender or Letter of Credit Issuer, as applicable, and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders”, and the terms “Letter of Credit Issuer” and “Letter of Credit Issuers”, shall include each Agent in its individual capacity as such.

Section 11.9. Successor Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders, the Letter of Credit Issuers and the Borrower. If the Administrative Agent shall resign as the Administrative Agent under this Agreement and the other Loan Documents, then upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent (other than a Disqualified Institution) shall (unless an Event of Default under Section 10.1(a) or (h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank (other than a Disqualified Institution), which successor agent shall (unless (i) an Event of Default under Section 10.1(a) or (h) with respect to the Borrower shall have occurred and be continuing or (ii) such successor agent is a Lender) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed by the Borrower). Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor the Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring the Administrative Agent in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above.

Section 11.10. Lead Arrangers; Syndication Agent. No Lead Arranger or Syndication Agent shall have any duties, responsibilities, obligations, liabilities, powers or rights hereunder in its capacity as such.

Section 11.11. Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under any Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Letter of Credit Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuers or the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1(c) and 11.5.

Section 11.12. Agents Under Collateral Documents. Each Secured Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or (except with respect to the application of proceeds of Collateral pursuant to Section 4.02 of the Guarantee and Collateral Agreement) any other obligation whatsoever to any holder of Secured Cash Management Obligations or Secured Swap Obligations.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, as applicable, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral.

Subject to Section 12.1, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent (or any sub-agent thereof), under any Loan Document ( i) when the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit shall have expired or been terminated or Cash Collateralized (at 102% of the face amount thereof) and all Unpaid Drawings shall have been reimbursed or (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder to a Person that is not the Borrower or a Guarantor, (iii) as to the extent otherwise provided in the Collateral Documents or (iv) if approved, authorized or ratified in writing in accordance with Section 12.1; (b) release any Guarantor from its Guarantee Obligations in respect of the Obligations under the Loan Documents if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction permitted hereunder; or (c) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, and each Secured Party hereby agree that (i) except with respect to the set off rights of any Lender set forth in Section 12.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights, and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties, in accordance with the terms hereof and thereof and all powers, rights, and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Specified Cash Management Agreement or Specified Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. No Secured Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement that obtains the benefits of any Guarantee Obligation or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Loan Documents.

Section 11.13. Intercreditor Agreements. The Administrative Agent is hereby authorized to enter into any intercreditor or subordination agreements contemplated herein, and each Lender and each Letter of Credit Issuer (and each other Secured Party by accepting the benefits of the Collateral) acknowledge that such intercreditor agreements will be binding upon each of them. Each Lender and each Letter of Credit Issuer (and each other Secured Party by accepting the benefits of the Collateral) (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of such intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers thereof or supplements thereto or other modifications thereto), (b) hereby authorizes and instructs the Administrative Agent to enter into such intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers thereof or supplements thereto or other modifications thereto) and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, and to negotiate, execute and deliver on behalf of the Secured Parties any additional Collateral Documents or any amendment (or amendment and restatement) to the Collateral Documents to effect the provisions contemplated by Sections 2.14 or any such intercreditor agreement. Each Lender and each Letter of Credit Issuer (and each other Secured Party by accepting the benefits of the Collateral) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Amendments and Waivers.

(a) Except as otherwise expressly provided herein, none of this Agreement, any other Loan Document or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. Subject to Section 12.1(b), and except as otherwise expressly provided herein, the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) forgive or otherwise reduce the principal amount or extend the final scheduled date of maturity of any Loan or Unpaid Drawings, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or postpone the scheduled date of expiration of any Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that any waiver of any condition precedent in Section 7.1 or 7.2, any obligation of the Borrower to pay default interest or amendment to Section 2.8(c), or any waiver of any Default or Event of Default, and any waiver or amendment of any mandatory prepayment or reduction, any waiver or amendment to the financial covenant definitions, financial ratios or any component thereof, shall be deemed not to have resulted in any increase in the Commitment of any Lender, or forgiveness, reduction, extension or postponement referred to in clause (i) or (ii) of this proviso); (iii) eliminate or reduce the voting rights of any Lender under this Section 12.1 without the written consent of such Lender; (iv) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (other than in connection with any sale of Collateral permitted by the Loan Documents) or release all or substantially all of the value of the Guarantee Obligations under the Guarantee and Collateral

Agreement (other than in connection with any sale of a Guarantor permitted by the Loan Documents), in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans or Commitments of any Class in respect of the right to or priority of payments or the security interest (including perfection and priority) of the Lenders holding Loans or Commitments of such Class differently than such amendment, modification or waiver affects the rights of the Lenders holding Loans or Commitments of any other Class, without the written consent of all Lenders; (vi) amend, modify or waive the provisions of Section 9.1(c) (including any definition component thereof, but only as such definitions are used for purposes of Section 9.1(c)) or Article X (solely as it relates to Section 9.1(c)) without the written consent of Required Revolving Credit Lenders (it being understood that any waiver or amendment under this clause (vi) shall not require the consent of the Required Lenders or any Term Lender); (vii) amend, modify or waive the provisions of Section 2.7, Section 5.3(c) or Section 9.1(a) or amend the definitions of “Borrowing Base” or “Advance Percentage” or the calculations underlying the Borrowing Base in a manner that results in more credit being made available to the Borrower based upon the Borrowing Base, in each case without the written consent of each Lender; (viii) increase the Letter of Credit Commitment without the consent of the Required Revolving Credit Lenders, each Letter of Credit Issuer and the Administrative Agent; or (ix) amend, modify or waive any provision of Article XI or any other provision of any Loan Document that directly and adversely affects the Administrative Agent or any Letter of Credit Issuer without the written consent of the Administrative Agent or such Letter of Credit Issuer, as applicable; provided that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected solely by an agreement or agreements in writing entered into by the Borrower and the Majority in Interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Letter of Credit Issuers and shall be binding upon the Loan Parties, the Lenders, Letter of Credit Issuers, the Administrative Agent and all future holders of the Loans and the L/C Participations. In the case of any waiver, the Loan Parties, the Lenders, the Letter of Credit Issuers and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, (1) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect the provisions of Section 2.14 in accordance with the terms thereof, (2) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or other modification, (3) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield, only the consent of each Lender holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required and (4) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any obvious error or any error or omission of an administrative or technical nature jointly identified by the Borrower and the Administrative Agent so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if directly and adversely affected by such amendment, any Letter of Credit Issuer stating that it objects to such amendment. To the extent notice has been provided to the Administrative Agent pursuant to the definition of Alternative Incremental Facility Debt, Permitted Refinancing or Section 2.14 with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall (automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 12.1) be deemed modified to include such Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or Section.

(b) Notwithstanding anything in Section 12.1(a), no Lender or Letter of Credit Issuer consent is required to effect any amendment, modification or supplement to any intercreditor agreement contemplated hereby (i) that is for the purpose of adding the holders of Indebtedness that is secured Indebtedness (or a lender or holder representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement (it being understood that any such amendment, modification or supplement may make such other changes to such intercreditor agreement, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse in any material respect to the interests of the Lenders and the Letter of Credit Issuers (taken as a whole)) or (ii) that is expressly contemplated by such intercreditor agreement.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower ( a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Loans.

Section 12.2. Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and the Letter of Credit Issuers, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Americold Realty Operating Partnership, L.P.

10 Glenlake Park, South Tower, Suite 800

Atlanta, GA 30328

Attention: General Counsel

Facsimile No.: (678) 387-4744

Email: legal@americold.com

Telephone: (678) 441-1479

The Administrative Agent:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road

Ops 2, 3rd Floor

Newark, DE 19713

Attention: Pranay Tyagi

Facsimile No.: (302) 634-8459

Email: pranay.tyagi@jpmorgan.com

and a copy to:

JPMorgan Chase Bank, N.A.

251 S. Lake Avenue, Suite 900

Pasadena, CA 91101

Attention: Nadeige Dang

Facsimile No.: (646) 861-6193

Email: nadeige.dang@jpmorgan.com

and

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 27th Floor

New York, NY 10179

Attention: Matthew Demko

Facsimile No.: (917) 464-7430

Email: matthew.p.demko@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent, the Letter of Credit Issuers or the Lenders shall not be effective until received.

(b)	Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Letter of Credit Issuers or the Lenders hereunder or under any other Loan Document may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III, IV or V if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agents or their respective Related Parties in connection with the Platform or the Approved Electronic Communications.

(c) Each Loan Party, each Lender, each Letter of Credit Issuer and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(i) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(d) Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and State securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Letter of Credit Issuer or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 12.5. Payment of Expenses; Damages Waiver. The Borrower agrees (a) to pay or reimburse the Lead Arrangers, the Administrative Agent and their respective Affiliates (other than Excluded Affiliates) for all their reasonable and documented and invoiced out-of-pocket costs and expenses (including (i) any expenses incurred in connection with the preparation of, or otherwise relating to, any Acceptable Appraisal or FIRREA appraisals and (ii) the reasonable and documented and invoiced fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Lead Arrangers and the Administrative Agent, taken as a whole, a single counsel in each relevant jurisdiction for all such Persons, taken as a whole (which may include a single firm of special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Person (or similarly affected Persons taken as a whole)) incurred in connection with the syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions contemplated hereby and thereby, including any filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the

Administrative Agent shall deem appropriate, (b) to pay all reasonable and documented and invoiced out-of-pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of Letters of Credit or any demand for payment thereunder, (c) to pay or reimburse the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders for all their respective reasonable and documented and invoiced out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including (i) the reasonable and documented and invoiced fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders, taken as a whole, one local counsel in each relevant jurisdiction for all such Persons, taken as a whole (if reasonably necessary), and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) for such affected Person (or similarly affected Persons taken as a whole), in each case excluding allocated costs of in-house counsel, and (ii) the reasonable and documented and invoiced fees and expenses of other consultants and advisers approved by the Borrower, (d) to pay, indemnify, and hold, the Administrative Agent, each Letter of Credit Issuer and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Lead Arranger, the Administrative Agent, each Letter of Credit Issuer and the Affiliates of each of the foregoing and each of their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including any of the foregoing relating to the use of proceeds of the Loans or the issuance of any Letter of Credit (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any Environmental Liability relating to any Group Member or its current or former operations or to any of the Properties and the reasonable and documented and invoiced fees and expenses of one primary counsel for all Indemnitees, taken as a whole, one local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (if reasonably necessary), and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Indemnitee (in each case excluding allocated costs of in-house counsel), whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or its Affiliates or by any of their Related Parties, (ii) any dispute brought solely by an Indemnitee against another Indemnitee, do not involve or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, or any Lead Arranger, in its capacity as a lead arranger or (iii) settlements effected without the Borrower’s prior written consent. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than 30 days after written demand therefor, including documentation reasonably supporting such demand. No Loan Party nor any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section 12.5. The agreements in this Section 12.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 12.5 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes.

Section 12.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 12.6(c)) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) The Borrower (such consent not to be unreasonably withheld or delayed); provided that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) with respect to an assignment of a Term Loan or a Term Commitment, no consent of the Borrower shall be required for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (as defined below), (iii) with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment, no consent of the Borrower shall be required for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund and (iv) no consent of the Borrower shall be required for an assignment to any Person if an Event of Default described in Section 10.1(a) or (h) has occurred and is continuing; provided further that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of any Governmental Authority;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or a Term Commitment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (if made in accordance with the applicable terms of this Section 12.6); and

(C) solely with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment, each Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or the entire remaining principal outstanding balance of the assigning Lender’s Loans, in each case of any Class, the amount of the Commitments or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of Term Loans and Term Commitments, $1,000,000 and in whole integral multiples of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default described in Section 10.1(a) or (h) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) no assignment shall be made to (1) any Group Member or any Subsidiary of any of the foregoing (other than pursuant to Section 12.6(g)), (2) any Sponsor Affiliated Lender (other than pursuant to Section 12.6(f)), (3) a natural Person or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in clause (1) through (3) above;

(C) no assignments shall be made to Disqualified Institutions;

(D) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(E) the Assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent any tax forms required by Section 5.4(e) and an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(F) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (F) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

For the purposes of this Section 12.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 12.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender. Any assignment, delegation or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.6(b) shall be interpreted and administered such that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an eligible assignee in accordance with the terms of this Section 12.6.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower, the Administrative

Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities in accordance with applicable law (other than (x) a natural person, (y) a Disqualified Institution (so long as a list of Disqualified Institutions is made available to the Lenders upon request) or (z) the Borrower, any of its Subsidiaries or any of its Affiliates (a “Participant”)) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it, in each case of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (i), (ii), (iii) or (iv) of the proviso to the second sentence of Section 12.1 and (2) directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 5.4(e) (it being understood that the documentation required under Section 5.4(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.15 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 12.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower, the Letter of Credit Issuers and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or assignments to natural persons and none of the Borrower, the Letter of Credit Issuers or the Lenders will bring any claim to such effect. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a natural person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or a natural person. This Section 12.6(c) shall be interpreted and administered such that the Loans and any participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(d) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Letter of Credit Issuer, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) the Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan of a given Class) to any Sponsor Affiliated Lender on a non pro rata basis through (x) one or more modified Dutch auctions (“Auctions”) (provided that (A) notice of the Auction shall be made to all Term Lenders of any relevant Class and (B) the Auction shall be conducted pursuant to customary procedures as the Auction Manager may establish which are reasonably acceptable to the Sponsor Affiliated Lender, the Auction Manager and the Administrative Agent) or (y) open market purchases, in each case subject to the following additional limitations:

(i) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 12.6(f) by Sponsor Affiliated Lenders may not exceed 25% of the outstanding principal amount of all Term Loans at the time of purchase;

(ii) the assigning Lender and the Sponsor Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Auction Manager or the Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(iii) by its acquisition of Loans, a Sponsor Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Loans held by an Sponsor Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender vote; provided that, notwithstanding the foregoing, (x) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects such Sponsor Affiliated Lender in its capacity as a Lender as compared to other Lenders, (y) no amendment, modification, waiver, consent or other action shall, without the consent of the Sponsor Affiliated Lender, deprive any Sponsor Affiliated Lender of its share of any payments and (z) for the avoidance of doubt, such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action requires the consent of all Lenders or all directly and adversely affected Lenders; and

(B) no Sponsor Affiliated Lender shall be permitted to attend any meeting, conference call or correspondence with the Administrative Agent or any Lender not attended by any Loan Party, their Affiliates or any Person on behalf of or representing any of the foregoing or receive any information from the Administrative Agent or any other Lender not provided to the Loan Parties, their Affiliates or any Person on behalf of or representing any of the foregoing (other than notices of borrowings, prepayments and other administrative notices in respect of its Term Loans or Term Commitments required to be delivered to Lenders pursuant to Article II, IV or V);

(iv) for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Credit Commitments or Revolving Credit Exposure to a Sponsor Affiliated Lender; and

(v) no Sponsor Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to the Borrower or any of its Subsidiaries or their respective Affiliates or securities, and all parties to any such assignment shall render customary “big boy” disclaimer letters.

Notwithstanding the foregoing provisions of this Section 12.6(f), any Sponsor Affiliated Lender shall be permitted (but shall not be required) to contribute any Term Loan to the Borrower or any of its Subsidiaries and be exchanged for Indebtedness or Capital Stock that are otherwise permitted to be issued at such time (and such Term Loans shall be retired and canceled promptly).

(g) Notwithstanding anything to the contrary contained in this Section 12.6 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loans of a given Class) owing to it to any Loan Party or any Subsidiary thereof on a non-pro rata basis through (x) one or more Auctions or (y) open market purchases, in each case subject to the following additional limitations:

(i) In the case of any Auction, such Loan Party or such Subsidiary may conduct one or more Auctions to repurchase all or any portion of the Loans; provided that (A) notice of the Auction shall be made to all Term Lenders of the relevant Class and (B) the Auction shall be conducted pursuant to customary procedures as the Auction Manager may establish which are consistent with this Section 12.6(g) and are otherwise reasonably acceptable to such Loan Party or such Subsidiary thereto, the Auction Manager and the Administrative Agent;

(ii) With respect to all repurchases made by any Loan Party or any Subsidiary thereto through an Auction pursuant to this Section 12.6(g), (A) such Loan Party or such Subsidiary shall deliver to the Auction Manager a certificate of a Responsible Officer stating that no Event of Default has occurred and is continuing or would result from such repurchase and (B) the assigning Lender and the Loan Party or such Subsidiary, as applicable, shall execute and deliver to the Auction Manager or the Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(iii) Following repurchase by such Loan Party or such Subsidiary pursuant to this Section 12.6(g), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by such Loan Party or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans repurchased and cancelled pursuant to this Section 12.6(g), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation;

(iv) No Loan Party or any Subsidiary thereof shall be required to make any representation that it is not in possession of material non-public information with respect to the Borrower or any of its Subsidiaries or their respective securities, and all parties to any such assignment shall render customary “big boy” disclaimer letters; and

(v) no Loan Party may use the proceeds of Revolving Loans to purchase any Term Loans.

Section 12.7. Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to and in accordance with Section 12.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders and the Letter of Credit Issuers provided by law, each Lender and each Letter of Credit Issuer shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Loan Document Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Loan Document Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final, but excluding any tax accounts, trust accounts, withholding, fiduciary or payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or such Letter of Credit Issuer, as applicable, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender and Letter of Credit Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender or such Letter of Credit Issuer, as applicable; provided that the failure to give such notice shall not affect the validity of such application.

Section 12.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 12.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.10. Integration. With the exception of those terms contained in (x) the Arrangement and Commitment Letter, dated as of November 2, 2015, among the Lead Arrangers and the Borrower, (y) the Arrangement Fee Letter, dated as of November 2, 2015, among the Lead Arrangers and the Borrower and (y) the Administrative Agent Fee Letter, dated as of November 2, 2015, among the Administrative Agent and the Borrower, in each case which by the terms of such letter remain in full force and effect to the extent set forth therein, this Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Letter of Credit Issuers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Letter of Credit Issuer or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 12.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12.12. Submission to Jurisdiction; Waivers. Each of the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Letter of Credit Issuer or Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to the Collateral, in any other jurisdiction.

Section 12.13. Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, any Letter of Credit Issuer, any Lender, the Syndication Agent or any Lead Arranger has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Letter of Credit Issuers and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) each of the Administrative Agent, any Letter of Credit Issuer, any Lender, the Syndication Agent or any Lead Arranger and their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their respective stockholders and/or their respective Affiliates; and

(d) no Joint Venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Letter of Credit Issuers and/or the Lenders or among the Loan Parties and the Lenders and/or the Letter of Credit Issuers.

Section 12.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Participation, together with all fees, charges and other amounts that are treated as interest on such Loan or L/C Participation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or L/C Participation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or L/C Participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or L/C Participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.15. Releases of Liens. At such time as the Loan Document Obligations shall have been paid in full (other than (i) Secured Cash Management Obligations, (ii) Secured Swap Obligations and (iii) any contingent obligations or contingent indemnification obligations not then due or asserted) and the Commitments have been terminated, and all Letters of Credit have expired or been terminated, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, and the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

Section 12.16. Confidentiality. Each of the Administrative Agent, each Letter of Credit Issuer and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party; provided that nothing herein shall prevent the Administrative Agent, any Letter of Credit Issuer or any Lender from disclosing any such information (a) to the Administrative Agent, any other Letter of Credit Issuer, any other Lender or any Affiliate (other than any Excluded Affiliate) of any of the foregoing who are informed of the confidential nature of such information and agree to keep such information confidential, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee (other than any Disqualified Institution and any Person that the Borrower has affirmatively declined to provide its consent to the assignment thereof) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (other than Excluded Affiliates) who are informed of the confidential nature of such information and agree to keep such information confidential, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section or other confidentiality obligation owed by the Administrative Agent, the applicable Letter of Credit Issuer or the applicable Lender, as the case may be, to any Loan Party or any of its Affiliates, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Letter of Credit Issuer’s or a Lender’s investment portfolio in connection with ratings issued with respect to such Letter of Credit Issuer or such Lender, as applicable, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any rating agency when required by it in the event the Borrower has failed to comply with its obligations under Section 8.14; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (k) to the CUSIP Service Bureau or any similar agency to the extent required in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (l) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (m) if agreed by the Borrower in its sole discretion, to any other Person or (n) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Letter of Credit Issuers and the Lenders to the extent necessary for the administration and management of this Agreement and the other Loan Documents; provided that such disclosure is limited to the existence of this Agreement and information about this Agreement; provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, each of the Administrative Agent, the Letter of Credit Issuers and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify the Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above.

Each Letter of Credit Issuer and each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate- level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Letter of Credit Issuer and each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.18. Patriot Act. Each Lender, each Letter of Credit Issuer and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender, such Letter of Credit Issuer and the Administrative Agent to identify the Borrower and the other Loan Parties in accordance with the Patriot Act, and the Borrower agrees to provide (and agree to cause each other Loan Party to provide) such information from time to time to such Lender, such Letter of Credit Issuer or the Administrative Agent, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMERICOLD REALTY OPERATING
PARTNERSHIP, L.P.

By:	/s/ Marc J. Smernoff
Name: Marc J. Smernoff
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, a Lender and a Letter of Credit Issuer,

By:	/s/ Nadeige Dang
Name: Nadeige Dang
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent, a Lender and a Letter of Credit Issuer,

By:	/s/ Michael J. Kauffman
Name: Michael J. Kauffman
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender,

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender,

By:	/s/ Bram Stevens
Name: Bram Stevens
Title: Executive Director

By:	/s/ Olivia Leong
Name: Olivia Leong
Title: Vice President

[Signature Page to Credit Agreement]